As filed with the Securities and Exchange Commission on January 9, 1995
               REVISED PRELIMINARY PROXY MATERIALS

                    SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant /X/
Filed by a party other than the registrant / /
Checked the appropriate box:
/X/  Preliminary proxy statement
/ /  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                                  CALIFORNIA ENERGY COMPANY, INC.
        (Name of Registrant as specified in its Charter)

                  CALIFORNIA ENERGY COMPANY, INC.
           (Name of person(s) filing proxy statement)

Payment of filing fee (Check the appropriate box):

/X/     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
6(i)(2).
/ /     $500 per each party to the controversy pursuant to Exchange Act Rule
14a-6(i)(3).
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11.

        1)      Title of each class of securities to which transaction applies:


- ----------------------------------------------------------------
        2)      Aggregate number of securities to which transaction applies:


- ----------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


- ----------------------------------------------------------------

        4)      Proposed maximum aggregate value of transaction:


- ----------------------------------------------------------------

/X/     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:
                           $125

- -------------------------------------------------------------------
        2)      Form, Schedule or Registration Statement No.:
                           Schedule 14A
                ---------------------------------------------------------------
        3)      Filing Party:
                           California Energy Company, Inc.
                ---------------------------------------------------------------
        4)      Date Filed:
                           December 21, 1994
                ---------------------------------------------------------------

                             [LOGO]


                 CALIFORNIA ENERGY COMPANY, INC.
                       10831 Old Mill Road
                        Omaha, NE  68154



                        January 18, 1995



Dear Fellow Stockholder:

        You are cordially invited to attend the Special Meeting of Stockholders of California Energy Company, Inc. (the "Company") to be held at the Red Lion Hotel, 1616 Dodge Street, in Omaha, Nebraska on February 10, 1995 at 10:00 A.M., local time.

        The following matters will be considered and acted upon at the Special
Meeting: (i) amendment of the Company's Restated Certificate of Incorporation to increase by 20,000,000 the number of shares of common stock of the Company authorized to be issued from 60,000,000 to 80,000,000; (ii) approval of the issuance of up to 17,700,000 shares of common stock of the Company to holders of common stock of Magma Power Company, a Nevada corporation ("Magma"), in connection with the pending acquisition of Magma by the Company; and (iii) transaction of such other business as may properly come before the Special Meeting.

        Information concerning the matters to be considered and voted upon at the Special Meeting is set forth in the attached Notice of Special Meeting and Proxy Statement. We encourage you to review the attached material carefully and to sign, date and return the enclosed proxy card in the enclosed postage paid envelope. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.


                                Sincerely,



                                David L. Sokol
                                Chairman of the Board, President and Chief
                                Executive Officer

                             [LOGO]


                 CALIFORNIA ENERGY COMPANY, INC.

            Notice of Special Meeting of Stockholders

                 To Be Held on February 10, 1995



To the Stockholders of California Energy Company, Inc.:

        Notice is hereby given that a Special Meeting of Stockholders of California Energy Company, Inc. (the "Company") will be held at the Red Lion Hotel, 1616 Dodge Street, in Omaha, Nebraska on February 10, 1995 at 10:00 A.M. local time for the following purposes:

                1. To amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of common stock of the Company (the "Common Stock") authorized to be issued by the Company from 60,000,000 to 80,000,000;

                2. To approve the issuance of up to 17,700,000 shares of Common Stock as part of the Merger Consideration in the pending acquisition of Magma Power Company, a Nevada corporation, by the Company; and

                3. To act upon such other matters as may properly come before the meeting.

        All Stockholders of record at the close of business on January 17, 1995 are entitled to vote at the Special Meeting.

        To ensure that your shares are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage paid envelope. You may revoke your proxy at any time before it is voted at the Special Meeting. If you attend the meeting, you may vote your shares in person.

        Please date your proxy card and sign it exactly as your name appears on the proxy card.


                                        By Order of the Board of Directors




                                        David L. Sokol
                                        Chairman of the Board, President and
                                        Chief Executive Officer

January 18, 1995

As filed with the Securities and Exchange Commission on January 9, 1995
               REVISED PRELIMINARY PROXY MATERIALS

                 CALIFORNIA ENERGY COMPANY, INC.
                       10831 Old Mill Road
                        Omaha, NE  68154


                         PROXY STATEMENT



                 SPECIAL MEETING OF STOCKHOLDERS
                        February 10, 1995


                     SOLICITATION AND VOTING

The Special Meeting

        This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of California Energy Company, Inc. (the "Company") to be voted at the Special Meeting of Stockholders to be held on February 10, 1995, or any adjournment or postponement thereof (the "Special Meeting"). The purpose of the Special Meeting of Stockholders is:

                1. To amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of common stock, $0.0675 par value, of the Company ("Common Stock") authorized to be issued by the Company from 60,000,000 to 80,000,000;

                2. To approve the issuance of up to 17,700,000 shares of Common Stock in connection with the acquisition (the "Pending Acquisition") by the Company of Magma Power Company, a Nevada corporation ("Magma"), pursuant to an Agreement and Plan of Merger, dated as of December 5, 1994 (the "Merger Agreement"), among the Company, CE Acquisition Company, Inc., a wholly owned subsidiary of the Company (the "Purchaser"), and Magma; and

                3. To act upon such other matters as may properly come before the meeting.

        This Proxy Statement, the attached Notice of Special Meeting and the accompanying Proxy are being mailed to stockholders of the Company on or about January 18, 1995.

Voting and Vote Required

        The voting stock of the Company (the "Voting Stock") consists of the Common Stock and the Series C Redeemable Convertible Exchangeable Preferred Stock of the Company (the "Series C Preferred Stock"). Holders of the Common Stock and holders of the Series C Preferred Stock will vote together as a single class at the Special Meeting. Each share of Common Stock will be entitled to one vote on all matters presented at the Special Meeting. Each share of Series C Preferred Stock will be entitled to vote on an "as converted" basis on all matters presented at the Special Meeting.

        The close of business on January 17, 1995 is the record date (the "Record Date") for determining holders of the outstanding Voting Stock (the "Stockholders") entitled to vote at the Special Meeting. On the Record Date, [31,835,592] shares of Common Stock and 1,272 shares of Series C Preferred Stock, entitled to [3,461,224] votes, were outstanding.

        The approval of sixty-six and two-thirds percent (66 2/3%) of the Voting Stock (whether or not present at the Special Meeting) is required to approve the amendment of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the amount of authorized Common Stock ("Proposal 1"). A quorum equal to sixty-six and two-thirds percent (66 2/3%) of the Voting Stock must be present in person or by proxy at the Special Meeting in order to consider Proposal 1. The approval by a majority of the Voting Stock cast is required to approve the issuance of Common Stock for purposes of the Pending Acquisition ("Proposal 2"), provided that the total Voting Stock cast on Proposal 2 represents over 50% in interest of all the Voting Stock. PKS, the beneficial owner of approximately 39.1% of the voting power of the outstanding Voting Stock, has agreed to vote in favor of Proposal 1 and Proposal 2.

        All shares of Voting Stock represented by properly executed proxies, which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposals 1 and 2, and in accordance with the proxy-holders' best judgment as to any other matters raised at the Special Meeting. For purposes of determining whether a proposal has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. In instances where nominee recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. The proxy is revocable and any Stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering to the Secretary of the Company a later dated proxy or by voting in person at the Special Meeting.

        Expenses in connection with this solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of these proxy materials to the beneficial owners of shares which such persons hold of record. The Company has engaged MacKenzie Partners, Inc. ("MacKenzie") to solicit proxies for the Special Meeting for a fee of $____ plus reimbursement of reasonable expenses. In addition, solicitation of proxies may be made through the mail, in person and by facsimile and telephone by certain directors, officers and regular employees of the Company.

                           PROPOSAL 1

      AMENDMENT OF CERTIFICATE OF INCORPORATION -- INCREASE
          IN AUTHORIZED COMMON STOCK IN CONNECTION WITH
                     THE PENDING ACQUISITION

        The Company's Board has unanimously approved and recommended to the Stockholders an amendment to the Certificate of Incorporation to increase by 20,000,000 shares the number of shares of Common Stock the Company is authorized to issue.

        The Certificate of Incorporation currently authorizes the Company to issue 60,000,000 shares of Common Stock. If Proposal 1 is approved, the Certificate of Incorporation would be amended to authorize the Company to issue 80,000,000 shares of Common Stock. As of the Record Date, (i) [31,835,592] shares of Common Stock were outstanding, (ii) 1,272 shares of Series C Preferred Stock were outstanding and 3,529,252 shares of Common Stock have been reserved for issuance upon conversion of such shares of Series C Preferred Stock, (iii) 3,541,166 shares of Common Stock have been reserved for issuance pursuant to options granted under the Company's Amended and Restated 1986 Stock Option Plan (the "Stock Option Plan"), (iv) 6,064,154 shares of Common Stock have been reserved for issuance under options other than those granted under the Stock Option Plan, (v) 4,444,444 shares of Common Stock have been reserved for issuance pursuant to the 5% Convertible Subordinated Debentures due July 31, 2000 of the Company and (vi) 738,064 shares of Common Stock have been reserved for issuance pursuant to the Company's Employee Stock Purchase Plan. As a result, as of the Record Date an insufficient number of authorized but unissued shares of Common Stock remained available to permit payment of the Merger Consideration (as defined below).

        If Proposal 1 is adopted, the Certificate of Incorporation will be amended accordingly.

        The approval of sixty-six and two-thirds percent (66 2/3%) of the Voting Stock (whether or not present at the Special Meeting) is required for approval of Proposal 1. A quorum equal to sixty-six and two-thirds percent (66 2/3%) of the Voting Stock must be present in person or by proxy at the Special Meeting in order to consider Proposal 1. If no instructions are provided in a proxy, such proxy will be voted FOR the approval of Proposal 1.

        PKS, the beneficial owner of approximately 39.1% of the voting power of the outstanding Voting Stock, has agreed to vote in favor of Proposal 1.

     The Company's Board unanimously recommends a vote FOR this proposal.


                           PROPOSAL 2

  APPROVAL OF THE ISSUANCE OF COMMON STOCK TO HOLDERS OF MAGMA
SHARES AS PART OF THE MERGER CONSIDERATION IN THE PENDING ACQUISITION

        Proposal 2 is to authorize the issuance by the Company of up to 17,700,000 shares of Common Stock in connection with the Pending Acquisition. Under the Merger Agreement, the Company has the option of paying the Merger Consideration (as defined below) in a mixture of cash and Common Stock or all in cash. It is the Company's current intention to pay the Merger Consideration solely in cash, although such intention is subject to change based on market conditions and other factors. If the Company opts to pay the Merger Consideration all in cash, the Company intends to issue Common Stock in a private placement or public offering and to use the cash proceeds of such sales to fund a portion of the Merger Consideration. Such sales will be based on market conditions at the time. If the Company determines to issue Common Stock in the Merger pursuant to the Merger Agreement, the precise number of shares to be issued will depend on market conditions, but in no event will the Merger Consideration consist of more than 17,700,000 shares of Common Stock or less than 13,477,000 shares of Common Stock. On January 6, 1995, the Company filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering shares of Common Stock that may be issued in an underwritten public offering (the "Public Offering") in order to enable the Company to pay the Merger Consideration solely in cash. See "Description of Merger Agreement".

        It is the policy of The New York Stock Exchange, Inc. (the "NYSE"), which lists the Company's outstanding Common Stock, to require stockholder approval of an issuance of common stock or securities convertible into common stock, other than in a public offering for cash, if such issuance could result in an increase of 20% or more in the outstanding common stock of a company. If all of the Common Stock issuable pursuant to the Pending Acquisition were outstanding, such Common Stock would represent approximately 40% of the Common Stock outstanding prior to such issuance, or approximately ___% of the Common Stock prior to such issuance on a fully diluted basis.

        Stockholders are being asked to approve the issuance and reservation for issuance by the Company of the Common Stock to be issued as part of the Merger Consideration in the Pending Acquisition in response to the policy of the NYSE. If the Company elects to pay the Merger Consideration solely in cash, no approval pursuant to Proposal 2 will be required. The issuance of the Common Stock in connection with the Pending Acquisition would not affect the rights of the existing stockholders of the Company with respect to Common Stock or Series C Preferred Stock which they hold. Approval by a majority of the votes cast on this proposal will be required provided that the total vote cast represents at least a majority of the Voting Stock entitled to vote on this proposal. If the required affirmative vote of the stockholders is obtained, no further authorization for the issuance of the Common Stock as part of the Merger Consideration in the Pending Acquisition will be solicited prior to the issuance. If the required affirmative vote by the stockholders is not obtained and the NYSE commences delisting proceedings or refuses to list the Common Stock of the Company, the Company intends promptly to apply to list the Common Stock on the Nasdaq National Market ("NNM"). Although there can be no assurance that the NNM would approve the Common Stock for listing thereon, the Company is unaware of any reason why the Common Stock would not be eligible for listing thereon.

        PKS, the beneficial owner of approximately 39.1% of the voting power of the outstanding Voting Stock, has agreed to vote in favor of Proposal 2.

        The Company's Board unanimously recommends a vote FOR this proposal.


               THE PENDING ACQUISITION AND THE MERGER AGREEMENT

The Pending Acquisition

        Pursuant to the Merger Agreement, on January 10, 1995, the Purchaser purchased 12,400,000 shares of common stock, par value $0.10 per share ("Magma Shares"), of Magma at $39.00 per Magma Share, net to the seller in cash, without interest thereon, pursuant to a tender offer commenced on December 9, 1994 (the "Offer"). As a result of consummation of the Offer, the Purchaser acquired majority control of Magma as the first step in the acquisition of the entire equity interest in Magma. Pursuant to the Merger Agreement, the Purchaser will, as soon as practicable, consummate a merger (the "Merger") with Magma by filing the Merger Agreement or a Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada (the time of such later filing being the "Effective Time") . The purpose of the Merger is to acquire all Magma Shares not beneficially owned by the Purchaser.

        As a result of the Merger, Magma will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of the Company. In addition, the directors of the Purchaser immediately prior to the Merger will become the initial directors of the Surviving Corporation, and the officers of Magma immediately before the Merger will become the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

Reasons for the Pending Acquisition

        The Company believes that combining the businesses of the Company and Magma will provide an excellent strategic fit due to the synergies and other benefits which will result from combining the operations of Magma and the Company pursuant to the Merger Agreement and will strengthen the combined companies' competitive position in the increasingly challenging business environment and global markets in which they presently operate.

        Each of Magma and the Company have separately indicated their respective beliefs that, in the next several years, the greatest opportunities for financially attractive development projects will be found in the international markets and each company is engaged in, or otherwise pursuing, geothermal power and other power development projects in the Philippines and Indonesia, and elsewhere overseas where competition is strong and involves much larger entities than either company.

        The Company believes that the combined companies' international growth prospects will be substantially enhanced by the expanded development, financial, construction and operational resources and capabilities resulting from the Merger and that certain domestic and international synergies will also result from such a transaction.

Opinion of the Company's Financial Advisor

        On December 6, 1994, Gleacher delivered its written opinion to the Company's Board (the "Gleacher Opinion") to the effect that, as of December 6, 1994, and based upon the assumptions made, matters considered and limits of the review, as set forth in the Gleacher Opinion, the Consideration (as defined below) to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view. For purposes of the Gleacher Opinion, the term "Consideration" means the consideration paid by the Company pursuant to the Offer together with, at the Company's option, either (i) $39.00 per Magma Share in a combination of cash and a number of shares of Common Stock to be determined in accordance with the Merger Agreement, or (ii) $38.50 per Magma Share in cash, in either case to be paid by the Company pursuant to the Merger Agreement.

        A copy of the Gleacher Opinion, which sets forth the assumptions made, matters considered and the limits of the review by Gleacher, is set forth in the Company's Registration Statement on Form S-4 dated December 23, 1994, as amended. The Gleacher Opinion is directed only to the fairness of the Consideration to be paid by the Company from a financial point of view. The summary of the Gleacher Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such Opinion.

        In arriving at its opinion, Gleacher, among other things, (i) reviewed the audited financial statements and public Commission filings for the three most recent fiscal years and interim periods to date of Magma and the Company (the "SEC Reports"); (ii) on an operating and trading basis, compared financial information relating to Magma's businesses with published financial information concerning certain companies whose businesses Gleacher deemed to be reasonably similar, in whole or in part, to those of Magma; (iii) analyzed the market prices and trading characteristics of the Magma Shares and the Common Stock for recent periods to date; (iv) conducted discussions with members of senior management of the Company concerning its businesses and prospects; (v) reviewed certain financial forecasts for Magma and the Company, and projections of expected cost savings in a business combination (together, the "Projections"), in each case as prepared by the Company; (vi) based on the Projections, performed a discounted cash flow analysis of Magma including the expected cost savings arising from a business combination; (vii) based on the Projections, analyzed the pro forma financial effects to the Company of the proposed business combination; (viii) assumed without independent investigation that no material contingent liability exists with respect to Magma or the Company which is not disclosed in the SEC Reports; (ix) reviewed the Merger Agreement and related transaction documentation; and (x) reviewed certain other financial studies, performed such other analyses and took into account certain other matters as deemed appropriate.

        Gleacher relied upon the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and did not independently verify such information or make or obtain an independent evaluation or appraisal of the assets of the Company or Magma. With respect to the Projections, Gleacher assumed without independent investigation that the Projections were reasonably prepared by the Company, and were generated on bases reflecting the best currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company or Magma, as the case may be. The Gleacher Opinion was based upon prevailing market conditions and other circumstances and conditions as they existed as of the date of the Gleacher Opinion.

        In arriving at the Gleacher Opinion and making its presentation to the Company's Board at the meeting held on December 6, 1994, Gleacher considered and discussed certain financial analyses and other factors. In connection with its presentation, Gleacher provided the Company's Board with a summary of valuation results obtained by using several different valuation methods as well as other materials concerning Magma (the "Gleacher Report"), the material portions of which are summarized below.

        Purchase Price Multiples. Gleacher compared the Consideration to be paid by the Company assuming that the All Cash Component was exercised by the Company to the price per Magma Share as of the close of business the day before the Offer commenced (resulting in an implied premium to Magma stockholders of approximately 41%) and the average closing price per Magma Share during the six-month period before the Offer commenced (resulting in an implied premium to Magma stockholders of approximately 30%). Gleacher also calculated the value of such Consideration as a multiple of (i) Magma's trailing twelve-month earnings before interest and taxes (10.5x), (ii) net income (14.6x), (iii) book value (2.4x), and (iv) projected net income for 1994 (15.5x) and 1995 (14.4x).

        Discounted Cash Flow Analysis. Gleacher performed two discounted cash flow analyses of Magma based upon (i) estimates of financial performance as prepared by the Company for each of Magma's power projects in operation, financed and in construction, excluding any other projects under development and (ii) estimates of financial performance as prepared by Magma for each of Magma's power projects including (a) certain projects under development and (b) benefits of a specific technology expected to be implemented. Using these projections, Gleacher discounted to the present (i) the projected stream of proportionate cash flows through year 2012 and (ii) the projected terminal value of Magma at such year based upon a multiple of projected after-tax cash flows. After-tax cash flows were calculated as projected earnings adjusted for all non-cash items, less capital expenditures and principal payments on debt obligations. Gleacher applied several discount rates (ranging from 10% to 15%) and an after-tax cash flow multiple of 14x to Magma's after-tax cash flows.
The discount rates and after-tax cash flow multiple used by Gleacher in its analysis were based upon discussions with the management of the Company and Gleacher's judgments as to the manner in which companies in the Comparable Group are valued. The "Comparable Group" included the Company, The AES Corporation, Destec Energy, Inc. and Sithe Energies, Inc. Using this valuation method, the implied value of the common stock of Magma ranged between approximately $30 per share and over $50 per share, respectively.

        Trading Valuation. Gleacher reviewed and compared certain actual and estimated financial and operating results and stock market performance of Magma and the Comparable Group. Applying trading multiples of the Comparable Group to Magma's financial performance, and adding an assumed control premium of 25%
- - 50% to Magma's trading value, the implied value of the Common Stock of Magma was estimated to be in excess of $40 per Magma Share.

        Pro Forma Analyses. Gleacher analyzed the pro forma impact of the Merger on earnings per share of Common Stock for periods following consummation of the Merger, and compared such amounts to projected earnings per share on a stand-alone basis for the Company based on the Company's base operating plan. Assuming that the Company achieves a modest level of synergies in 1995 resulting from the Merger, and assuming that the All Cash Component Amount was exercised by the Company, such analyses estimated that the Merger would be accretive to earnings per share for the Common Stock by 1.0% in 1995, 10.6% in 1996 and 22.6% in 1997.

        Stock Trading Analysis. Gleacher reviewed and analyzed the historical trading prices and volumes for the common stock of Magma during the 30-month period preceding the Offer.

        In arriving at the Gleacher Opinion and in presenting the Gleacher Report, Gleacher performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Gleacher. In addition, Gleacher believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Gleacher Opinion and the Gleacher Report. The matters considered by Gleacher in arriving at the Gleacher Opinion that, as of the date of such opinion, the Consideration to be paid by the Company pursuant to the Offer and the Merger is fair to the Company from a financial point of view, are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates incorporated in the analyses performed by Gleacher are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be acquired in the future, and such estimates are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company utilized as a comparison is identical to Magma. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

        Gleacher is a recognized investment banking firm routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes. The Company's Board selected Gleacher to act as the Company's exclusive financial advisor based on Gleacher's familiarity with the Company and Gleacher's substantial experience in mergers and acquisitions and in securities valuation generally. No limitations were imposed by the Company's Board upon Gleacher with respect to the investigations made or procedures followed by Gleacher in rendering its opinion.

        Pursuant to the terms of a letter agreement dated September 18, 1994, between the Company and Gleacher (the "Gleacher Engagement Letter"), the Company paid Gleacher a fee of $250,000 and has agreed to pay Gleacher (i) a fee of $4,000,000 payable upon the completion of the direct or indirect acquisition by the Company, either alone or in partnership with another entity, by merger, acquisition of securities, or otherwise, of 50.1% or more of the equity securities of Magma, which fee shall be offset by the $250,000 previously paid to Gleacher by the Company; and (ii) a fee equal to 0.25% of the principal amount of debt directly arranged by Gleacher and Lehman Brothers in connection with the proposed transaction, which is estimated to be $1,250,000, assuming the full amount of the Merger Facilities is drawn down by the Company.

        In addition to any fees payable to Gleacher pursuant to the terms of the Gleacher Engagement Letter, the Company shall reimburse Gleacher for all reasonable travel and other reasonable out-of-pocket expenses incurred by Gleacher thereunder, including all reasonable fees and disbursements of Gleacher's legal counsel and any other professional advisors.

        In connection with the matters described in the Gleacher Engagement Letter, the Company and Gleacher entered into a separate letter agreement, dated September 18, 1994, providing for the indemnification, contribution, and reimbursement of Gleacher and certain other entities and individuals for a period of six years from the date of termination of Gleacher's engagement pursuant to the terms of the Gleacher Engagement Letter.


Description of the Merger Agreement

        Conditions to the Obligations of Each Party to Effect the Merger. Consummation of the Merger remains subject to certain conditions, including,
(i) approval and adoption of the Merger and the Merger Agreement by the requisite vote of Magma's stockholders, (ii) approval of the issuance of Common Stock in order to effectuate the Merger by the requisite vote of the Company's stockholders, (iii) the Common Stock issuable to Magma's stockholders in the Merger having been authorized for listing on the NYSE upon official notice of issuance, (iv) the registration statement to be filed with the Commission by the Company on Form S-4 under the Securities Act for the purpose of registering the shares of Common Stock to be issued in the Merger shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued by the Commission and remain in effect, and (v) that there shall not be in effect (a) any judgment, decree or order issued by any Federal, state or local court of competent jurisdiction, or (b) any statute, rule or regulation enacted or promulgated by any Federal, state, local or legislative, administrative or regulatory body of competent jurisdiction, that in either of cases (a) or (b) prohibits the consummation of the Merger or makes such consummation illegal.

        The Merger Consideration. In the Merger, each outstanding Magma Share (other than Magma Shares held by the Company and the Purchaser or any other direct or indirect subsidiary of the Company and Magma Shares held in the treasury of Magma), will be converted into the right to receive, at the Company's option, either (i) the All Cash Component Amount (as defined below), net in cash, without interest thereon, or (ii) both (A) the Mixed Cash Component Amount (as defined below), net in cash, without interest thereon, and
(B) the number of fully paid and nonassessable shares of Common Stock equal to the quotient of (I) $39.00 less (II) the Mixed Cash Component Amount divided by the Average Closing Price (as defined below) (the All Cash Component Amount or
(ii)(A) and (ii)(B), collectively, as applicable, being the "Merger Consideration"). The "Mixed Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $28.50 multiplied by the number of Magma Shares outstanding at the Effective Time less (y) $39.00 multiplied by the number of Magma Shares owned by the Company and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Magma Shares outstanding at the Effective Time (other than Magma Shares owned by the Company and any of its affiliates). The "All Cash Component Amount" shall mean an amount equal to the quotient of (A) (x) $38.75 multiplied by the number of Magma Shares outstanding at the Effective Time less (y) $39.00 multiplied by the number of Magma Shares owned by the Company and any of its affiliates immediately prior to the Effective Time, divided by (B) the number of Magma Shares outstanding at the Effective Time (other than Magma Shares owned by the Company and any of its affiliates). The "Average Closing Price" shall mean the average closing price of Common Stock on the NYSE during the 15 consecutive trading days ending on the fifth business day prior to the Effective Time; provided, however, that, for purposes of the calculation, if such average closing price exceeds $18.73, the Average Closing Price shall be deemed to be $18.73, and if such average closing price is less than $14.27, the Average Closing Price shall be deemed to be $14.27.

        The foregoing formula for determining the consideration to be paid in the Merger was determined so that (i) if the Company determines to pay the Merger Consideration with a combination of cash and Common Stock, the consideration paid by the Company in the Offer and the Merger would consist, on a blended basis, of $28.50 per Magma Share in cash and $10.50 per Magma Share in market value of Common Stock, based on the Average Closing Price and subject to the Collar Provision, and (ii) if the Company determines to pay only cash consideration in the Merger, the blended consideration paid by the Company in the Offer and the Merger would be $38.75 per Magma Share. The consideration to be paid in the Offer and the Merger, including the terms of the Collar Provision, was negotiated on an arms' length basis between the Company and Magma. The purpose of the Collar Provision is to limit the number of shares of Common Stock required to be issued in the Merger if the Average Closing Price is less than $14.27 and to establish a minimum number of shares of Common Stock required to be issued in the Merger if the Average Closing Price exceeds $18.73. It is the Company's current intention to pay the Merger Consideration solely in cash, although such intention is subject to change based on market conditions and other factors.

        Company Stock Options. Each option outstanding immediately prior to the Effective Time under Magma Stock Option Plans (as defined in the Merger Agreement), whether or not then exercisable, shall be cancelled by Magma and, in exchange therefor, each holder of any such option shall be entitled to receive from Magma at the Effective Time, or as soon as practicable thereafter, an amount in cash equal to the product of (x) the number of Magma Shares previously subject to such option and (y) the excess, if any, of $39.00 or, if the Company has elected the All Cash Component Amount, $38.75, over the exercise price per Magma Share previously applicable to such option. Each unvested share of deferred stock under Magma's 1994 Equity Participation Plan (as defined in the Merger Agreement) or as otherwise described in Magma Disclosure Schedule (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time (each, a "Deferred Share") shall be cancelled by Magma and each holder of a cancelled Deferred Share shall be entitled to receive at the Effective Time or as soon as practicable thereafter from Magma an amount in cash equal to $39.00 or, if the Company has elected the All Cash Component Amount, $38.75.

        Board Representation. Pursuant to the Merger Agreement, on January 10, 1995, the Company obtained majority representation on the Magma Board of Directors (the "Magma Board"). The Magma Board currently consists of six designees of the Company and two individuals of Magma who were directors of Magma at the time the Merger Agreement was executed. Prior to the Effective Time, any amendment of the Merger Agreement or Magma's Restated Articles of Incorporation or Restated Bylaws, any extension by Magma of the time for the performance of any of the obligations or other acts of the Company or the Purchaser, or waiver of any of Magma's rights under the Merger Agreement, and any other consent or action of the Magma Board under the Merger Agreement will require the concurrence of a majority (which shall be at least two) of the directors of Magma then in office who are not designees of the Company or the Purchaser ("Disinterested Directors").

        The Company has agreed to use its best efforts to nominate and cause up to two nominees of Magma to be elected or appointed as members of the Company's Board.

        Other Proposals. The Merger Agreement further provides that neither Magma nor any of its subsidiaries, or any of their respective directors, officers, agents, financial advisors or otherwise may, directly or indirectly, solicit, initiate or knowingly encourage the submission of proposals or offers from any person relating to any Competing Transaction (as defined below), or participate in any negotiations regarding, or furnish to any other person any information (except for information which has been previously publicly disseminated by Magma in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Magma Board may (i) review and act upon (which actions may include, without limitation, providing confidential information, negotiating a transaction and entering into an agreement for a transaction) an unsolicited proposal by any other person relating to any of the transactions referred to in the preceding sentence, if the Magma Board determines in good faith, after consultation with and based upon the advice of its financial and legal advisors, that failing to review and act upon such proposal would constitute a breach of fiduciary duty, and (ii) comply with Rule 14e-2 promulgated under the

Exchange Act with regard to a tender or exchange offer, and such review, conduct or compliance will not violate the Merger Agreement. "Competing Transaction" shall mean any of the following involving Magma or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of Magma and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 50% or more of the Magma Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the Magma Shares; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto, including representations by each of Magma and the Company as to the absence of certain changes or events concerning its business, compliance with law, approval of the Offer and the Merger by Magma for purposes of certain Nevada antitakeover statutes, energy regulatory status, environment, employee benefit plans, insurance, taxes, related party transactions, the status of development and construction projects and the status of operating projects.

        Certain Covenants of Magma, the Company and the Purchaser. Magma has agreed that, prior to the Effective Time, unless the Company shall otherwise consent in writing and except as is otherwise permitted by the Merger Agreement, the businesses of Magma and its subsidiaries shall be conducted only in, and Magma and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Magma will use its best efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, Magma has agreed that neither it nor any of its subsidiaries will, prior to the Effective Time, directly or indirectly, do any of the following without the prior written consent of the Company: (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any Magma Shares or shares of its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to Magma Shares previously reserved for issuance as disclosed in Section 4.03 of the Merger Agreement); (ii) amend or propose to amend its articles of incorporation or bylaws or equivalent organizational documents; (iii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or
(v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (a);
(b) (i) acquire (by merger, consolidation, or acquisition of stock, partnership interests or assets) any corporation, partnership or other business organization or division thereof or any other interests in operating properties; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, lease, transfer, dispose of, or encumber or authorize or propose the sale, pledge, lease, transfer, disposition or encumbrance of any of its or its subsidiaries' assets (including intangible assets); (iii) create, incur, assume or guarantee any indebtedness or other similar obligation, or enter into any contract or agreement, except in the ordinary course of business and consistent with past practice; (iv) enter into any new line of business or make any bid or enter into any commitment in respect of any new or proposed projects; (v) prepay or refinance any part of the principal or interest of any existing indebtedness before the due date thereof; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity, except for endorsements in the ordinary course of business in connection with the deposit of items for collection; (vii) make any loans, advances or capital contributions to or investments in any person or entity; (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, material lease or commitment; (ix) make or commit to or guarantee any single capital expenditure or obligation which is not consistent with past practice and currently budgeted; or (x) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (b);
(c) take any action other than in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of Magma or any of its subsidiaries in effect on November 30, 1994) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on November 30, 1994; (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice) under any of its employee plans to any of its or its subsidiaries' employees, independent contractors or consultants, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing; (e) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable); (f) before the purchase of Magma Shares pursuant to the Offer and other than pursuant to the Merger Agreement, take any action to cause the shares of its common stock to cease to be listed on the NNM; (g) cause or permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless forthwith upon notice of such termination, cancellation or lapse, Magma or such subsidiary used its best efforts to obtain commercially reasonable replacement policies from the same or comparable insurers providing coverage which is the same as or comparable to that provided under the cancelled, terminated or lapsed policies; (h) enter into any agreement or transaction with any affiliate of Magma upon terms and conditions less favorable to Magma or such affiliate than could be obtained on an arm's length basis, except for agreements or transactions in the ordinary course of business and consistent with past practice; (i) settle any material pending litigation; or (j) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

        Notwithstanding the foregoing: (i) Magma may close the financing of its Malitbog project without the prior consent of the Company provided that the Company has been given the opportunity to review the relevant financing documents and Magma has given the Company at least two days prior notice of the anticipated closing date; (ii) Magma may make and commit to ordinary course budgeted operational capital and other expenditures relating to projects in operation or construction without the consent of the Company; (iii) Magma may make planned capital and operational expenditures with respect to its Malitbog project, without the consent of the Company; (iv) Magma will not make any capital or other expenditures in excess of $500,000 in the aggregate with respect to its Nevada Power Pumped Storage contract, its Alto Peak contract and any other contract related to a development project without prior consultation with the Company and the Company's consent; (v) Magma may honor all existing contractual obligations relating to projects in operation or construction without the consent of the Company; and (vi) Magma will not incur any additional indebtedness (secured or unsecured) or make new project or capital commitments in excess of $1,000,000 without prior consultation with the Company and the Company's consent.

        The Company has agreed that, prior to the Effective Time, unless the All Cash Component election has been made or unless Magma shall otherwise consent in writing, and except as is otherwise permitted by the Merger Agreement, neither the Company nor any of the Company Subsidiaries shall, directly or indirectly, do any of the following: (a) (i) issue or sell, or propose the issuance or sale of, any shares of its or its subsidiaries' capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any other ownership interest (except with respect to Common Stock previously reserved for issuance as disclosed in Section 3.03 of the Merger Agreement) if (A) the proceeds of any such issuance or sale ("Proceeds") exceed $50,000,000, and (B) such Proceeds are not applied, if necessary, so as to allow the Company to exercise the All Cash Component election; (ii) split, combine or reclassify any of its outstanding common stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the common stock; (iii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans or pursuant to a repurchase program under Rule 10b-18 promulgated under the Exchange Act; or (iv) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section (a); (b) in the case of the Company, merge or consolidate with or into another person or engage in a recapitalization or other similar extraordinary business transaction; (c) make any material change in accounting policies, other than as required by generally accepted accounting principles; or (d) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

        Employee Benefits. The Merger Agreement provides that the Company shall cause the Surviving Corporation and its subsidiaries to (x) honor all employment, change in control, deferred compensation, pension, retirement and severance agreements in effect on December 5, 1994 between Magma or one of its subsidiaries and any employee of Magma or one of its subsidiaries, or maintained for the benefit of any employee of Magma or one of its subsidiaries, and (y) honor all bonus determinations for the fiscal year ending December 31, 1994 made by Magma or any of its subsidiaries prior to December 5, 1994 with respect to the bonus plans and arrangements of Magma and its subsidiaries. For a period of one year commencing on the Effective Time, the Company shall cause the Surviving Corporation to provide active employees of Magma and its subsidiaries with benefits (including, without limitation, welfare benefits) that are no less favorable, taken as a whole, than the benefits provided under Magma Benefit Plans (as defined in the Merger Agreement) (other than equity-based plans and bonus plans) as in effect immediately prior to the Effective Date. To the extent that service is relevant for eligibility, vesting or benefit calculations or allowances (including, without limitation, entitlements to vacation and sick days) under any plan or arrangement maintained in order to provide the benefits described in the preceding sentence, such plan or arrangement shall credit employees for service on or prior to the Effective Time with Magma or any of its subsidiaries. The Company shall as promptly as practicable after the Effective Time cause the Surviving Corporation to (or Magma may prior to the Effective Time) amend each demand note made in favor of Magma by an employee of Magma or one of its subsidiaries to provide that (x) such demand note will not be repayable on demand from Magma and (y) upon the involuntary termination without cause of the employment of such employee, all sums owed under such demand note shall be payable in equal quarterly installments over a period of not less than 36 months. With respect to each employee of Magma (other than employees of Magma which are parties to a "change in control" or "severance" agreement) who is, within the one year period following the closing of the Offer, either (i) terminated without cause or (ii) terminated as a result of a reduction in force, the Company shall cause the Surviving Corporation to make the following payments: (1) if, upon the effective date of such employee's termination, such employee has less than one year's service with Magma, a payment equal to three months base salary plus an amount equal to one-fourth of the prior year's targeted bonus for such employee, payable in twelve equal installments over the twelve months following such termination; or (2) if, upon the effective date of such employee's termination, such employee has one year or more of service with Magma, a payment equal to six months base salary plus an amount equal to one-fourth of the prior year's targeted bonus for each such employee, payable in twelve equal installments over the twelve months following such termination. For the purposes of subclauses (1) and (2), if an employee was not eligible for a bonus in the referenced prior year, then the targeted bonus for the current year shall be used. An employee shall not be eligible for the payments specified in subclauses (1) or (2) if such employee's termination relates to a reduction in force referred to subclause (ii) above and such employee has been offered a comparable position (in terms of compensation) by the Company at any location; provided, however, that no such amounts referenced in (1) and (2) will be payable if, in the good faith determination of the Company, the employee's job performance did not merit continued employment or offer of relocation to a comparable position. An employee may not receive the foregoing severance payments and simultaneously receive any severance payments under Magma's severance policy described in the first two sentences of this paragraph.

        Amendment. The Merger Agreement may be amended by action taken by the Company and the Purchaser, and by action taken by or on behalf of the Magma Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Magma, no amendment may be made which would materially adversely impact the interests of Magma's stockholders or reduce the amount or change the type of consideration into which each Magma Share will be converted upon consummation of the Merger.

        Termination. The Merger Agreement provides that it may be terminated before the Effective Time in the following circumstances: (a) by mutual consent of the Boards of Directors of the Company and Magma; or (b) by Magma or the Company if the Effective Time shall not have occurred on or prior to September 30, 1995; or (c) by either the Company or Magma if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (d) by the Company if (i) the Magma Board withdraws, modifies or changes its recommendation of the Merger Agreement or any of the transactions contemplated thereby or shall have resolved to do any of the foregoing or (ii) the Magma Board recommends to the holders of Magma Shares any proposal with respect to a merger, consolidation, share exchange or similar transaction involving Magma or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement; or (e) by the Company if, without Magma's consent, any person has acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) has been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the Magma Shares; or (f) by Magma or the Company if (i) a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Magma Board determines in its good faith judgment and in the exercise of its fiduciary duties, after consultation with and based upon the advice of its financial and legal advisors, is more favorable to Magma's stockholders than the Offer and the Merger or (ii) any person (including, without limitation, Magma or any affiliate thereof), other than the Company or any affiliate of the Company, shall have become the beneficial owner of more than 50% of the then outstanding Magma Shares; or (g) by either the Company or Magma if the other party shall have breached the Merger Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the nonbreaching party.

        Termination Fee for the Company. The Merger Agreement provides that if it is terminated pursuant to clauses (d) or (f) or terminated by the Company pursuant to clause (g) of the preceding paragraph, Magma will be required to pay the Company a termination fee of $8,000,000 plus the Company's actual documented out-of-pocket expenses incurred since September 13, 1994 in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, legal and professional fees and expenses.

        Miscellaneous. The Merger Agreement contains customary indemnification provisions pursuant to which the directors, officers, employees, fiduciaries and agents of Magma and its subsidiaries are required to be indemnified to the fullest extent permitted by applicable law, and regardless of whether the Merger becomes effective, by Magma and, after the Effective Time, by the Surviving Corporation and the Company, from costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, and liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by the Merger Agreement, including liabilities under the securities laws in connection with the Merger. In addition, except as set forth above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

        The foregoing description of the Merger Agreement omits provisions that have been rendered inapplicable as a result of consummation of the Offer and is qualified in its entirety by reference to the text of the Merger Agreement, which has been filed by the Purchaser and the Company as Exhibit (c)(3) to the Tender Offer Statement on Schedule 14D-1 of the Purchaser and the Company filed with the Commission in connection with the Offer (the "Schedule 14D-1").

        Confidentiality and Standstill Agreements. The Company and Magma have entered into a confidentiality agreement, dated December 4, 1994, pursuant to which the Company has agreed to maintain the confidentiality of proprietary information that may be disclosed to the Company and its representatives in connection with the transactions contemplated by the Merger Agreement. In addition, the Company and Magma have entered into a standstill agreement, dated December 5, 1994 (the "Standstill Agreement"), pursuant to which the Company has agreed that neither the Company nor any of its subsidiaries will, for a period of three years from December 5, 1994, among other things, acquire any securities of Magma or participate in any proxy solicitation with respect to voting securities of Magma, except in connection with the Offer and the Merger or a tender offer for all Magma Shares at a price no less than $38.75 per Magma Share net to the seller in cash.

        Required Vote at Magma stockholders' meeting. An affirmative vote approving and adopting the Merger Agreement at a Magma stockholders' meeting by the holders of a majority of the outstanding Magma Shares is required to consummate the Merger. As a result of the completion of the Offer pursuant to which the Purchaser acquired 12,400,000 Magma Shares for $39.00 per Magma Share in cash (representing approximately 51% of the issued and outstanding Magma Shares), the Purchaser owns a sufficient number of Magma Shares to approve the Merger without the affirmative vote of any other Magma stockholder.

        Dissenters' and Related Rights. Holders of Magma Shares do not have appraisal rights as a result of the Offer and the Merger.

Antitrust

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. As a result of termination of the HSR Act waiting period in connection with a previous tender offer for Magma Shares by the Company (the "Previous Offer"), no waiting period is required in connection with the Offer.

        The Antitrust Division, the FTC and state authorities frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Magma Shares pursuant to the Offer. At any time before or after the consummation of any of such transactions, the Antitrust Division, the FTC or state authorities could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Magma Shares pursuant to the Offer or otherwise or the consummation of the Merger, or seeking the divestiture of Magma Shares acquired by the Purchaser or the divestiture of substantial assets of the Company. Private parties may also seek to take action under the antitrust laws. The Purchaser believes that the acquisition of Magma Shares pursuant to the Offer will not violate the antitrust laws. However, and notwithstanding termination of the HSR Act waiting period in connection with the Previous Offer, there can not be any assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Accounting Treatment

        The Merger will be accounted for under the purchase method of accounting.

Federal Income Tax Consequences

        The purchase for cash and/or Common Stock of Magma Shares pursuant to the Offer and the Merger will be taxable for federal income tax purposes (and may also be taxable under applicable state, local, foreign and other tax laws). Accordingly, a holder of Magma Shares will recognize gain or loss for federal income tax purposes equal to the difference between (i) the sum of the cash and the fair market value of Common Stock received in the Offer and the Merger and
(ii) the holder's adjusted tax basis for the Magma Shares. Such gain or loss will be capital gain or loss if the Magma Shares were held as a capital asset.

Stock Exchange Listing

        The Common Stock is listed on the NYSE. Application will be made to list the Common Stock to be issued pursuant to the Offer on such exchange. See "PROPOSAL 2 - APPROVAL OF THE ISSUANCE OF COMMON STOCK TO HOLDERS OF MAGMA SHARES AS PART OF THE MERGER CONSIDERATION IN THE PENDING ACQUISITION."

Effects of the Pending Acquisition

        In the event that the Company elects to include Common Stock as consideration in the Merger, former stockholders of Magma will own approximately 32.2% of the outstanding shares of Common Stock after giving effect to the Pending Acquisition at a price of $16.50 per share of Common Stock of the Company.

Source and Amount of Funds

        If the Company elects to pay the Merger Consideration with a combination of cash and Common Stock, the Company estimates that approximately $710.9 million will be required to effectuate the Merger, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses. If the Company elects to pay the Merger Consideration solely in cash, approximately $957.4 million will be required. Approximately one-half of whichever amount is required will be provided under secured bank credit facilities (the "Merger Facilities") with Credit Suisse pursuant to which Credit Suisse will provide, on specified terms and subject to customary conditions, up to $500,000,000 in secured bank financing. Such funds, together with a capital contribution by the Company from the Company's general corporate funds and, if the Company elects to pay the Merger Consideration solely in cash, the net proceeds of the Public Offering, will be sufficient to pay the Merger Consideration, to refinance bank borrowings incurred in connection with the Offer and to pay related fees and expenses.

        The Company has received a fully underwritten financing commitment letter from Credit Suisse (the "Commitment Letter") which states that Credit Suisse will provide to the Purchaser, on specified terms and subject to customary conditions, (i) a facility of up to $250,000,000 to capitalize the Purchaser for the purpose of financing the Offer (the "Tender Facility"), which facility has been [fully utilized] in connection with consummation of the Offer, and (ii) the Merger Facilities for, among other things, refinancing the Tender Facility and effectuating the Merger.

        On January 10, 1995, in connection with the purchase of Magma Shares pursuant to the Offer, the Company borrowed $[250] million under the Tender Facility on a limited-recourse basis (recourse as to interest only and certain fees) and loaned the proceeds of such borrowing to the Purchaser in exchange for a secured term note of the Purchaser (the "Purchaser Note"). The economic terms of the Purchaser Note mirror those of the Tender Facility.

        The Tender Facility is a 12-month term loan extendible for up to three years by the mutual consent of the Company and Credit Suisse. Borrowings under the Tender Facility are secured by an assignment and pledge of the Purchaser Note, which in turn is secured by an assignment and pledge of the 12,400,000 Magma Shares purchased by the Purchaser pursuant to the Offer and an additional 200,000 Magma Shares contributed by the Company to the capital of the Purchaser. Interest on borrowings under the Tender Facility is payable at spreads of 2.50% above LIBOR (adjusted for reserves) or 1.25% above Base Rate.

        The Tender Facility contains affirmative and negative covenants customary for similar credit facilities. Such covenants include: a negative pledge of all stock and unencumbered assets of the Purchaser and its subsidiaries; a limitation on guaranties by the Company and the Purchaser; a limitation on mergers and sales of assets by the Company and its subsidiaries; a limitation on investments in other persons by the Company and its subsidiaries; a prohibition on dividends and other payments by the Company and its subsidiaries to the Company unless the proceeds are used to pay down the Tender Facility in amounts to be agreed upon; a prohibition on the sale of ownership interests in the Purchaser and its subsidiaries; a prohibition on the incurrence of additional debt by the Purchaser and its subsidiaries; a requirement that the Company deliver each month a certificate as to the absence of material adverse changes in (i) the Company and its subsidiaries, taken as a whole, and (ii) the Purchaser and its subsidiaries, taken as a whole, which in either case could reasonably be expected to materially affect the ability of the Company to service the Tender Facility or the ability of the lenders to realize on the collateral for the Tender Facility; and a restriction on a change in the nature of the business of the Company and its subsidiaries, except as contemplated by the Merger Agreement.

        The Tender Facility also contains financial covenants and customary events of default, including events of default based on: a permanent injunction prohibiting the Merger; breaches of covenants; cross defaults with respect to debt of the Company, Magma and their subsidiaries; bankruptcy and similar events; the failure to pay one or more final judgments aggregating more than a specified threshold; the failure to make a payment with respect to the Tender Facility when due; and the failure of the pledge agreement with respect to the Magma Shares and the Purchaser Note to be in full force and effect.

        The Merger Facilities will be comprised of (i) a six year term loan ("Term Loan A") in a principal amount of up to the difference between $500 million and the principal amount of Term Loan B (as defined below), expected to be amortized in semi-annual payments, and (ii) an eight year term loan ("Term Loan B") in a principal amount expected to be not less than $150 million, expected to be amortized in semi-annual payments in the seventh and eigth years of such Term Loan. Loans under the Merger Facilities will be made to the Company on a non-recourse basis, and the Company will lend the proceeds of such loans to Magma in exchange for secured term note of Magma (the "Magma Note"). The loans under the Merger Facilities are to be amortized from internally generated funds of Magma and will be secured by an assignment and pledge by the Company of the Magma Notes and 100% of the capital stock of Magma. The Magma Notes will be secured by a collateral assignment of certain unencumbered assets of Magma.

        Interest on loans borrowed under the Merger Facilities will be payable at spreads of 2.50% above LIBOR (adjusted for reserves) or 1.50% above Credit Suisse's Base Rate for Term Loan A, and 3.00% above LIBOR (adjusted for reserves) or 2.00% above Credit Suisse's Base Rate for Term Loan B. The Company may elect to have the loans bear interest based on either LIBOR or Credit Suisse's Base Rate.

        The Merger Facilities will contain affirmative and negative covenants customary for similar credit facilities. Such covenants will include: a negative pledge of all stock and unencumbered assets of Magma and its subsidiaries; a limitation on guaranties by Magma and its subsidiaries; a limitation on mergers and sales of assets by Magma and its subsidiaries; a limitation on investments in other persons by Magma and its subsidiaries; a limitation on dividends and other payments by Magma and its subsidiaries to the Company unless the proceeds are used to pay down the Merger Facilities in amounts to be agreed upon; a prohibition on the sale of ownership interests in Magma and its subsidiaries; a prohibition on the incurrence of additional debt by Magma and its subsidiaries; a requirement that the Company deliver each fiscal quarter a certificate as to the absence of material adverse changes in the Company or Magma which could reasonably be expected to materially affect the ability of the Company to service the Merger Facilities or the ability of the lenders to realize on the collateral for the Merger Facilities; and a restriction on a change in the nature of the business of Magma and its subsidiaries.

        The Merger Facilities will also contain financial covenants and customary events of default, including events of default based on: breaches of covenants; cross defaults with respect to debt of the Company, Magma and their subsidiaries; bankruptcy and similar events; the failure to pay one or more final judgments aggregating more than a specified threshold to be agreed upon; the failure to make a payment with respect to the Merger Facilities when due; and the failure of the pledge agreement with respect to the capital stock of Magma and the Magma Notes to be in full force and effect.

        Credit Suisse's commitment to provide the Merger Facilities is subject to certain customary conditions, including without limitation (a) a capital investment in the Purchaser in an amount and form satisfactory to Credit Suisse, and (b) the absence of certain material adverse changes.

        The Company has agreed to pay certain fees to Credit Suisse with respect to the Merger Facilities and Tender Facilities which, in the aggregate, are not material to the transactions described herein.

                         CAPITALIZATION OF THE COMPANY

Merger Consideration Consisting of a Combination of Cash and Common Stock

        The following table sets forth the consolidated capitalizations of the Company and Magma at September 30, 1994 and as adjusted to reflect borrowings of up to $500 million under the Merger Facilities, the purchase by the Purchaser of all the Magma Shares and the issuance as a part of the Merger Consideration of shares of Common Stock. The following table should be read in conjunction with the other pro forma financial information contained in this Proxy Statement and the consolidated financial statements and notes thereto of the Company and Magma incorporated by reference herein.


                                                       At September 30, 1994
                                                                                 Pro Forma           Pro Forma
                                                Company          Magma         Adjustments            Combined
                                                             (In thousands except per share amounts)
Debt:
Construction loans. . . . .                 $    21,079      $       -           $       -         $    21,079
Project loans .                                 233,080        188,969                   -             422,049
Senior discount notes                           421,375              -                   -             421,375
Convertible subordinated debenture              100,000              -                   -             100,000
Other long term liabilities                           -         12,354             500,000             512,354
                                                775,534        201,323             500,000           1,476,857
Redeemable preferred stock                       62,350              -                   -              62,350
Stockholders' Equity:
Company preferred stock - Series A of no
 par value; authorized 2,000 shares                   -              -                   -                   -
 Company Common Stock of $0.0675 par
 value; authorized 60,000 shares; Issued
 32,230 shares-actual; 47,529
 shares-as adjusted(1). . .                       2,407              -                 802               3,209
Magma common stock of $0.10 par value;
 authorized 30,000 shares; 24,043 issued              -          2,401             (2,401)                   -
Additional paid in capital                      100,000        142,765              49,350             292,115
Unrealized gain from marketable securities            -          (677)                 677                   -
Retained earnings                               136,769        250,797           (250,797)             136,769
Less treasury stock - 3,420 shares at cost     (59,516)              -              59,516                   -
Total stockholders' equity                      179,660        395,286           (142,853)             432,093
                                             $1,017,544       $596,609            $357,147          $1,971,300
                                             ==========       ========            ========          ==========


(1) Proposal I relates to an increase in the number of authorized shares of Common Stock to 80,000,000. Issued shares (actual and as adjusted) do not include (i) 9,435,229 shares of Common Stock reserved for issuance upon the exercise of presently outstanding stock options; (ii) 4,444,444 shares of Common Stock issuable upon the conversion of the Company's 5% Convertible Subordinated Debentures due July 31, 2000; and (iii) 3,393,197 shares of Common Stock issuable upon conversion of the 1,247 issued and outstanding shares of the Company's Series C Exchangeable Redeemable Preferred Stock.

        The accompanying notes to the pro forma unaudited condensed combined financial data are an integral part of these statements.

Merger Consideration Consisting of All Cash

        The following table sets forth the consolidated capitalizations of the Company and Magma at September 30, 1994 and as adjusted to reflect borrowings of up to $500 million under the Merger Facilities, the purchase by the Purchaser of all the Magma Shares for cash and the sale to the public of shares of Common Stock offered pursuant to a prospectus filed with the Commission.
The following table should be read in conjunction with the other pro forma financial information contained in this Proxy Statement and the consolidated financial statements and notes thereto of the Company and Magma incorporated by reference herein.



                                                       At September 30, 1994
                                                                                 Pro Forma           Pro Forma
                                                Company          Magma         Adjustments            Combined
                                                             (In thousands except per share amounts)
Debt:
Construction loans. . . . .                 $    21,079      $       -           $       -         $    21,079
Project loans .                                 233,080        188,969                   -             422,049
Senior discount notes                           421,375              -                   -             421,375
Convertible subordinated debenture              100,000              -                   -             100,000
Other long term liabilities                           -         12,354             500,000             512,354
                                                775,534        201,323             500,000           1,476,857
Redeemable preferred stock                       62,350              -                   -              62,350
Stockholders' Equity:
Company preferred stock - Series A of no
 par value; authorized 2,000 shares                   -              -                   -                   -
Company Common Stock of $0.0675 par
 value; authorized 60,000 shares; Issued
 32,230 shares-actual; 48,897
 shares-as adjusted(1). . .                       2,407              -                 894               3,301
Magma common stock of $0.10 par value;
 authorized 30,000 shares; 24,043 issued              -          2,401             (2,401)                   -
Additional paid in capital                      100,000        142,765              63,492             306,257
Unrealized gain from marketable securities            -          (677)                 677                   -
Retained earnings                               136,769        250,797           (250,797)             136,769
Less treasury stock - 3,420 shares at cost     (59,516)              -              59,516                   -
Total stockholders' equity                      179,660        395,286           (128,619)             446,327
                                             $1,017,544       $596,609            $371,381          $1,985,534
                                        ==================    ========          ==========

(1) Proposal I relates to an increase in the number of authorized shares of Common Stock to 80,000,000. Issued shares (actual and as adjusted) do not include (i) 9,435,229 shares of Common Stock reserved for issuance upon the exercise of presently outstanding stock options; (ii) 4,444,444 shares of Common Stock issuable upon the conversion of the Company's 5% Convertible Subordinated Debentures due July 31, 2000; and (iii) 3,393,197 shares of Common Stock issuable upon conversion of the 1,247 issued and outstanding shares of the Company's Series C Exchangeable Redeemable Preferred Stock.

        The accompanying notes to the pro forma unaudited condensed combined financial data are an integral part of these statements.

             COMPARISON OF CERTAIN UNAUDITED DATA

Merger Consideration of a Combination of Cash and Common Stock

        The following table contains certain unaudited comparative data related to common stockholders' equity, cash dividends declared, and revenues and earnings (i) on a historical basis for the Company and Magma, (ii) on a pro forma combined basis of the Company to reflect the Merger and (iii) on an equivalent pro forma basis per Magma Share assuming that each Magma Share is converted into cash and 1.337 shares of Common Stock. Such information is based upon the acquisition of Magma being accounted for under the purchase method of accounting. The information shown below should be read in conjunction with the consolidated historical financial statements and notes thereto of the Company and Magma, which are incorporated by reference herein, and the selected historical and pro forma financial data, including the notes thereto, appearing elsewhere in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA."


                                                                                Pro Forma            Pro Forma
                                           Company               Magma         Adjustments            Combined
                                                        (In thousands except per share amounts)
Operating Data:
(Year Ended December 31, 1993)
Total revenue                           $  149,253            $167,138          $ (10,547)         $   305,844
Net income from continuing
 operations available to common
 stockholders                          $    38,444            $ 52,135          $ (47,745)         $    42,834
Net income from continuing
 operations available to common
 stockholders per common share
 Assuming no dilution                 $       1.00           $    2.17          $        -        $       0.80
 Assuming full dilution               $       1.00           $    2.17          $        -        $       0.79
Weighted average number of
 common shares                              38,485              24,063                   -              53,784
Dividends per share                              -                   -                   -                   -
Operating Data:
(Nine Months Ended September 30,
 1994)
Total revenue                           $  139,188            $146,104         $   (7,910)         $   277,382
Net income from continuing
 operations available to common
 stockholders                          $    27,688            $ 46,843          $ (35,808)        $     38,723
Net income from continuing
 operations available to
 common stockholders per
 common share

 Assuming no dilution                 $       0.77           $    1.95           $       -       $        0.75
 Assuming full dilution               $       0.76           $    1.95           $       -       $        0.73
Weighted average number of
 common shares                              36,174              24,017                   -              51,473
Dividends per share                              -                   -                   -                   -
Balance Sheet Data:
(September 30, 1994)
Total assets                            $1,087,064            $630,422            $515,147          $2,232,633
Total indebtedness                         775,534             201,323             500,000           1,476,857
Redeemable preferred stock                  62,350                   -                   -              62,350
Common stockholders' equity                179,660             395,286           (142,853)             432,093
Book value per common share                   5.57               16.44                   -                9.09


                                                  Year Ended             Nine Months Ended
                                           December 31, 1993            September 30, 1994
Pro Forma Combined Equivalent Per
Share Data:(1)
Earnings per equivalent share
 from continuing operations
Assuming no dilution                                 $  1.07                       $  1.00
Assuming full dilution                               $  1.06                       $  0.98
Dividends per equivalent share                             -                             -
Book value per equivalent share
 at September 30, 1994                                                    $12.15

(1)Magma stockholders receiving common stock equivalents of the Company as displayed above will also receive a portion of their consideration in cash, which can be reinvested.

Merger Consideration Consisting of All Cash

The following table contains certain unaudited comparative data related to common stockholders' equity, cash dividends declared, and revenues and earnings
(i) on a historical basis for the Company and Magma, and (ii) on a pro forma combined basis of the Company to reflect the Merger. Such information is based upon the acquisition of Magma being accounted for under the purchase method of accounting. The information shown below should be read in conjunction with the consolidated historical financial statements and notes thereto of the Company and Magma, and the selected historical and pro forma financial data, including the notes thereto, appearing elsewhere in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA."

                                                                                 Pro Forma           Pro Forma
                                           Company               Magma          Adjustment            Combined
                                                        (In thousands except per share amounts)
Operating Data:
(Year Ended December 31, 1993)
Total revenue                           $  149,253            $167,138           $ (9,535)         $   306,856
Net income from continuing
 operations available to common
 stockholders                           $   38,444            $ 52,135          $ (46,982)         $    43,597
Net income from continuing
 operations available to common
 stockholders per common share
Assuming no dilution                         $1.00               $2.17          $        -               $0.79
Assuming full dilution                       $1.00               $2.17          $        -               $0.78
Weighted average number of
 common shares                              38,485              24,063                   -              55,152
Dividends per share                              -                   -                   -                   -
Operating Data:
(Nine Months Ended September 30, 1994)
Total revenue                           $  139,188            $146,104          $  (7,151)         $   278,141
Net income from continuing
 operations available to common
 stockholders                           $   27,688            $ 46,843          $ (35,236)         $    39,295
Net income from continuing
operations available to
common stockholders per common share
Assuming no dilution                         $0.77               $1.95                  $-               $0.74
Assuming full dilution                       $0.76               $1.95                  $-               $0.73
Weighted average number of
 common shares                              36,174              24,017                   -              52,841
Dividends per share                              -                   -                   -                   -
Balance Sheet Data:
(September 30, 1994)
Total assets                            $1,087,064            $630,422            $529,381          $2,246,867
Total indebtedness                         775,534             201,323             500,000           1,476,857
Redeemable preferred stock                  62,350                   -                   -              62,350
Common stockholders' equity                179,660             395,286           (128,619)             446,327
Book value per common share                   5.57               16.44                   -                9.13

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND
                         OPERATING DATA OF THE COMPANY

        The following table sets forth selected historical consolidated financial and operating data, which should be read in conjunction with the Company's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and to the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1993 and 1994. The unaudited consolidated financial statements of the Company as of and for the nine months ended September 30, 1994 reflect all adjustments necessary, in the opinion of the Company's management, (consisting only of normal recurring adjustments) for a fair presentation of such financial data. The selected consolidated data as of and for each of the five years in the period ended December 31, 1993 have been derived from the audited historical consolidated financial statements of the Company, which are incorporated by reference herein.

                                                                                                Nine Months
                                                                                               Ended September
                                                      Year Ended December 31,                       30,
                                              1989      1990      1991      1992      1993      1993      1994
                                                           (In thousands, except per share amounts)

Statement of Operations Data:
Sales of electricity                       $43,010   $89,026  $104,155  $115,087  $129,861   $99,398  $115,357
Sales of steam                                   -         -     2,029     2,255     2,198     1,648     1,851
Interest and other income                    5,386     7,787     9,379    10,187    17,194    12,294    21,980
Total revenue                               48,396    96,813   115,563   127,529   149,253   113,340   139,188
Plant operations, general and
 administrative and royalties               13,615    37,412    41,506    45,183    46,794    34,019    41,321
Income before depreciation,
 amortization, interest, income
 taxes, extraordinary item and
 cumulative effect of change in
 accounting principle (1)                   34,781    59,401    74,057    82,346   102,459    79,321    97,867
Depreciation and amortization                6,605    13,372    14,752    16,754    17,812    13,044    15,439
Interest expense, net of capitalized
 interest                                   15,125    30,464    24,439    14,860    23,389    17,171    36,962
Provision for income taxes                   2,715     3,522     8,284    11,922    18,184    14,295    14,067
Income before extraordinary item
 and cumulative effect of change
 in accounting principle (1)                10,336    12,043    26,582    38,810    43,074    34,811    31,399
Extraordinary item-refinancing (2)               -         -         -   (4,991)         -         -   (2,007)
Cumulative effect of change in
 accounting principle (3)                        -         -         -         -     4,100     4,100         -
Net income (1)                              10,336    12,043    26,582    33,819    47,174    38,911    29,392
Preferred dividends (paid in kind)               -         -         -     4,275     4,630     3,429     3,711
Net income available to common
 stockholders                              $10,336   $12,043   $26,582   $29,544   $42,544   $35,482   $25,681
                                           =======   =======   =======   =======   =======   =======  =======
Income per share before
 extraordinary item and cumulative
 effect of change in accounting
 principle (1)
 Assuming no dilution                        $0.38     $0.44     $0.75     $0.92     $1.00     $0.81     $0.77
 Assuming full dilution (4)                   0.38      0.44      0.75      0.92      1.00      0.81      0.76
Extraordinary item per share (2)                 -         -         -   ( 0.13)         -         -    (0.06)

                                                                                                Nine Months
                                                                                               Ended September
                                                      Year Ended December 31,                       30,
                                              1989      1990      1991      1992      1993      1993      1994
                                                           (In thousands, except per share amounts)

Statement of Operations Data (Continued):
Cumulative effect of change in
  accounting principle per share (3)         $   -     $   -     $   -     $   -     $0.11    $0.11      $   -
Net income per share
Assuming no dilution                         $0.38     $0.44     $0.75     $0.79     $1.11     $0.92     $0.71
                                             =====     =====     =====     =====     =====     =====     =====
Assuming full dilution (4)                   $0.38     $0.44     $0.75     $0.79     $1.11     $0.92     $0.70
                                             =====     =====     =====     =====     =====     =====     =====
Weighted average shares
  outstanding (5)                           27,019    27,254    35,471    37,495    38,485    38,436    36,174
Capital expenditures                       124,749    32,514    68,377    32,446    87,191    64,250    78,892

                                                             December 31,                      September 30,
                                              1989      1990      1991      1992      1993      1993      1994

Balance Sheet Data:
Property-power plant, net                 $302,514  $321,303  $373,948  $389,646  $458,974  $440,527 $ 522,268
Total assets                               349,282   393,853   517,994   580,550   715,984   710,659 1,087,064
Total debt                                 260,120   270,738   257,038   299,334   382,610   390,972   775,534
Preferred stock                                  -     4,705    54,705    54,350    58,800    57,650    62,350
Stockholders' equity                        42,163    55,088   143,128   168,764   211,503   206,675   179,660



(1) The Navy I Plant commenced operation prior to 1989 and the BLM and Navy II Plants commenced commercial operation in February 1989 and January 1990, respectively. The Desert Peak, Nevada facility and the Roosevelt Hot Springs, Utah steam field were acquired in March and January 1991, respectively.
(2) The refinancing of the Company's three largest domestic projects located at the Naval Air Weapons Station at China Lake, California (collectively, the "Coso Project") resulted in an extraordinary item in 1992 in the amount of $5.0 million, after the tax effect of $1.5 million. The defeasance of the Senior Notes resulted in an extraordinary item in 1994 in the amount of $2.0 million, after the tax effect of $1.0 million.
(3) On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"), which resulted in a cumulative adjustment to net income of $4.1 million in 1993.
(4) Fully diluted earnings per share reflects the dilutive effect of convertible subordinated debentures as if they were converted at the beginning of the reporting period.
(5) The number of shares outstanding is calculated by using the treasury stock method.

                      SELECTED HISTORICAL CONSOLIDATED FINANCIAL
                             AND OPERATING DATA OF MAGMA

        The selected financial data set forth below with respect to Magma's statements of operations for each of the five years in the period ended December 31, 1993 and the balance sheets of Magma as of December 31, 1989 through 1993 are derived from the consolidated financial statements of Magma that have been audited by Coopers & Lybrand, independent certified public accountants. The selected financial data set forth below with respect to Magma's statements of operations for the nine-month period ended September 30, 1994 and 1993 and, with respect to the balance sheet of Magma as of September 30, 1994, have been derived from the unaudited consolidated financial statements of Magma, which, in the opinion of management, reflect all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of such financial data.

        The selected financial data set forth below should be read in conjunction with the consolidated financial statements and related notes and other financial information included in Magma's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, which are incorporated by reference herein.


                                                                                                Nine Months
                                                                                               Ended September
                                                      Year Ended December 31,                       30,
                                              1989      1990      1991      1992      1993      1993      1994
                                                   (In thousands, except per share data and percentages)

Statement of Operations Data:
Total revenues                             $63,103  $ 85,599   $94,891  $108,966  $167,138  $124,781  $146,104
Operating revenues(1)                       56,743    76,893    84,135   100,313   162,943   121,146   142,238
Income from operations                      26,892    36,694    41,204    49,667    74,913    57,957    67,915
Income before cumulative
  effect of accounting change               22,295    30,166    33,941    36,358    52,135    39,469    46,843
Cumulative effect of change
  in accounting for income taxes                 -         -         - 17,833(2)         -         -         -
Net income                                  22,295    30,166    33,941    54,191    52,135    39,469    46,843
Return on revenues                           35.3%     35.2%     35.8%  33.4%(3)     31.2%     31.6%     32.1%
Capital expenditures                       $43,762   $ 7,054   $15,711  $ 12,043  $  8,434  $  5,718  $  8,854
Return on average
  stockholders' equity                       16.1%     17.6%     16.2%  14.3%(3)     16.4%     13.0%     12.5%
Weighted average shares
  outstanding                               21,999    22,898    23,611    22,936    24,063    24,037    24,017
Income before cumulative effect
  of accounting change per common share
Assuming no dilution                         $1.01     $1.32     $1.44     $1.59     $2.17     $1.64    $ 1.95
Assuming full dilution(4)                     0.96      1.32      1.44      1.52      2.17      1.64      1.95
Income per common share
Assuming no dilution                          1.01      1.32      1.44   2.36(2)      2.17      1.64      1.95
Assuming full dilution(4)                     0.96      1.32      1.44   2.27(2)      2.17      1.64      1.95


                                                                                           September
                                                             December 31,                     30,
                                              1989      1990      1991      1992      1993      1994
                                                                 (In thousands)
Balance Sheet Data:
Property, plant and
  equipment, net                       $124,062(5)  $120,125  $118,541  $113,922  $265,215  $256,561
Exploration and development
  costs, net                                46,681    44,782    48,644    52,001   107,069   104,271
Total assets                               282,624   325,131   353,788   396,650   611,311   630,422
Long-term obligations(6)                    98,212    99,297    89,808    87,339   200,509   164,313
Total debt(7)                              100,517   102,842    97,541    96,126   226,008   188,969
Stockholders' equity                       150,142   192,626   226,872   282,260   351,918   395,286

(1) Excludes interest and other income.
(2) The cumulative effect of Magma's adoption of SFAS 109 increased net income by $17,833, or $.77 per share. See Note 11, Provision for Income Taxes, accompanying the consolidated financial statements for the year ended December 31, 1992 for Magma incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1993.
(3) Excludes the impact of cumulative effect of change in accounting for income taxes.
(4) Fully diluted earnings per share reflects the dilative effect of stock options and warrants at the end of the reporting period.
(5) Projects in progress reclassified to appropriate asset classification.
(6) Consists of the noncurrent portion of long-term loans payable and other long-term liabilities.
(7) Represents loans payable, including the current portion of long-term loans payable.

           DESCRIPTION OF THE BUSINESS OF THE COMPANY, PKS AND THE PURCHASER

        The Company, together with its subsidiaries, is primarily engaged in the exploration for and development of geothermal resources and the development, ownership and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal. The Company was an early participant in the domestic independent power market and is now one of the largest geothermal power producers in the United States. The Company is also actively pursuing opportunities in the international independent power market. For the year ended December 31, 1993 and the nine months ended September 30, 1994, the Company had revenues of $149.3 million and $139.2 million, respectively, and net income of $47.2 million and $29.4 million, respectively. As of September 30, 1994, the Company had cash and short-term investments of $316.3 million.

        Kiewit Energy Company ("Kiewit Energy"), a wholly owned subsidiary of Peter Kiewit Sons', Inc. ("PKS"), is an approximate 44% stockholder (on a fully-diluted basis) in the Company. PKS, a Delaware corporation, is a large employee-owned company which had approximately $2.2 billion in revenues in 1993 from its interests in construction, mining, energy and telecommunications. PKS is one of the largest construction companies in North America and has been in the construction business since 1884. PKS is a joint venture participant in a number of the Company's international private power projects.

        The principal executive offices of the Purchaser and the Company are located at 10831 Old Mill Road, Omaha, Nebraska 68154 and their telephone number is (402) 330-8900. The Purchaser is a wholly owned subsidiary of the Company and has not conducted any business except in connection with the Offer. The Company and the Purchaser were incorporated in 1971 and 1994, respectively, under the laws of the State of Delaware.

                     DESCRIPTION OF THE BUSINESS OF MAGMA

        The following information concerning Magma is excerpted from Magma's effective Registration Statement on Form S-3 (File No. 33-63404) filed with the Commission on June 30, 1993 (the "1993 Registration Statement") pursuant to Rule 424(b) of the Securities Act. Magma is principally engaged in the acquisition of, exploration for and development of geothermal resources and the leasing, sale and use of such resources for the generation of electricity, including the development and operation of geothermal power plants. Magma was incorporated in Nevada in 1981. Magma's principal executive offices are located at 4365 Executive Drive, Suite 900, San Diego, California 92121, and its telephone number is (619) 622-7800.


             PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL DATA

        The following Pro Forma Unaudited Condensed Combined Balance Sheet as of September 30, 1994 and the Pro Forma Unaudited Condensed Combined Statements of Earnings for the year ended December 31, 1993 and the nine months ended September 30, 1994 combine the historical consolidated balance sheets of the Company and Magma as if the acquisition had been effective on September 30, 1994, and the historical statements of income as if the acquisition had been effective at the beginning of the period. The acquisition is reflected under the purchase method of accounting, after giving effect to the pro forma adjustments and assumptions described in the accompanying notes. Under this method of accounting, which is in accordance with generally accepted accounting principles, assets and liabilities of Magma are adjusted to their estimated fair value, and combined with the recorded values of the assets and liabilities of the Company. This pro forma combined financial data should be read in conjunction with the financial data appearing under "SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF THE COMPANY," "SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF MAGMA" and the consolidated financial statements, including the notes thereto, of the Company and Magma incorporated herein by reference to their respective Annual Reports on Form 10-K for the year ended December 31, 1993 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 1994, the Company's Current Reports on Form 8-K dated March 7, 1994, March 28, 1994, April 18, 1994, May 6, 1994, June 9, 1994,
August 16, 1994, September 22, 1994, September 30, 1994, October 6, 1994, October 26, 1994, November 22, 1994 and December 9, 1994 and Magma's Current Reports on Form 8-K dated October 7, 1994 and December 9, 1994.

        The Company has not completed reviewing Magma's records in order to make its determination of the fair value of Magma's assets and liabilities.
The fair value adjustments reflected in the accompanying pro forma combined financial data reflect, among other things, estimates of fair value made by the Company based on market quotations and assumptions it believes to be reasonable.

        It should be noted, however, that the actual fair values will be determined on the basis of the financial condition of Magma at the time the Magma Shares are purchased.

        The pro forma data do not reflect operating efficiencies and cost reductions which the Company anticipates are achievable. The savings would be largely attributable to the economies of scale obtained through the combination of the Company's operations with Magma's operations, and the resulting decrease in employment and occupancy costs, as well as general overhead expenses.

        The pro forma combined financial data are not intended to present the results that would have actually occurred if the acquisition had been in effect on the assumed dates and for the assumed periods, and are not necessarily indicative of the results that may be obtained in the future.

             Pro Forma Unaudited Condensed Combined Balance Sheet
  (Merger Consideration Consisting of a Combination of Cash and Common Stock)
                               Company and Magma
                           As of September 30, 1994
                                (In thousands)


                                                                           Pro Forma     Pro Forma
                                               Company         Magma      Adjustments     Combined
Assets
Cash and short term investments                $316,349     $  5,111   $(210,944)(4C)     $110,516
Marketable securities                                 -       43,609                -       43,609
Joint venture cash and short term investments    27,088       25,478                -       52,566
Restricted cash and short term investments      127,380            -                -      127,380
Accounts receivable--trade and other             33,901       54,204                -       88,105
Prepaid expenses and other assets                     -       10,423                -       10,423
Due from joint ventures                           1,639            -                -        1,639
Property and plant, net                         522,268      395,560      340,000(4B)    1,257,828
Equipment, net                                    4,699            -                -        4,699
Notes receivable--joint venture                  12,255            -                -       12,255
Other investments                                11,517       41,245                -       52,762
Power purchase contracts                              -       21,313       60,000(4B)       81,313
Deferred charges and other assets                29,968       24,480     6,948(4B,4C)       61,396
Goodwill                                              -        8,999      319,143(4B)      328,142
Total Assets                                 $1,087,064     $630,422         $515,147   $2,232,633
                                             ==========     ========     ============   ==========

Liabilities and Stockholders' Equity

Liabilities
Accounts payable                            $     1,021     $  7,832              $ -     $  8,853
Other accrued liabilities                        23,357        3,605                -       26,962
Income taxes payable                                587            -                -          587
Construction loans                               21,079            -                -       21,079
Project loans                                   233,080      188,969                -      422,049
Senior discount notes                           421,375            -                -      421,375
Convertible subordinated debenture              100,000            -                -      100,000
Deferred income taxes                            24,774       22,376      158,000(4B)      205,150
Other long term liabilities                           -       12,354      500,000(4C)      512,354
Total liabilities                               825,273      235,136          658,000    1,718,409
Deferred income                                  19,781            -                -       19,781
Redeemable preferred stock                       62,350            -                -       62,350
Stockholders' Equity
Preferred stock
Common Stock                                      2,407        2,401      (1,599)(4A)        3,209
Additional paid in capital                      100,000      142,765       49,350(4A)      292,115
Unrealized gain from marketable securities            -        (677)          677(4A)            -
Retained earnings                               136,769      250,797    (250,797)(4A)      136,769
Treasury stock                                 (59,516)            -       59,516(4A)            -
Total stockholders' equity                      179,660      395,286        (142,853)      432,093
Total liabilities and stockholders' equity   $1,087,064     $630,422         $515,147   $2,232,633
                                             ==========     ========     ============   ==========


The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

         Pro Forma Unaudited Condensed Combined Statements of Earnings (Merger Consideration Consisting of a Combination of Cash and Common Stock)
                               Company and Magma
        For the Year Ended December 31, 1993 and the Nine Months Ended
                              September 30, 1994
                     (In thousands, except per share data)

                           Year Ended December 31, 1993       Nine Months Ended September 30, 1994
                                         Pro Forma     Pro                          Pro Forma
                                        Adjustment    Forma                        Adjustment   Pro Forma
                       Company     Magma    (4D)    Combined   Company     Magma      (4D)       Combined
Revenues
Sales of electricity
  and steam           $132,059  $137,882  $      -  $269,941  $117,208  $124,086      $     -    $241,294
Royalties                    -    19,629         -    19,629         -    15,062            -      15,062
Interest and other
  income                17,194     4,195  (10,547)    10,842    21,980     3,866      (7,910)      17,936
Management
  services                   -     5,432         -     5,432         -     3,090            -       3,090
Total Revenue          149,253   167,138  (10,547)   305,844   139,188   146,104      (7,910)     277,382
Costs and Expenses
Plant operations        25,362    49,493         -    74,855    23,887    41,208            -      65,095
General and
  administrative        13,158    10,943         -    24,101     9,536     9,602            -      19,138
Royalties                8,274         -         -     8,274     7,898         -            -       7,898
Depreciation and
  amortization          17,812    21,692    18,254    57,758    15,439    17,737       13,690      46,866
Other non-plant
  costs                      -       471         -       471         -       380            -         380
Interest expense        30,205     9,626    45,000    84,831    44,480     9,262       33,750      87,492
Less interest
  capitalized          (6,816)         -         -   (6,816)   (7,518)         -            -     (7,518)
Total costs and
  expenses              87,995    92,225    63,254   243,474    93,722    78,189       47,440     219,351
Income before
  income taxes          61,258    74,913  (73,801)    62,370    45,466    67,915     (55,350)      58,031
Provision for
  income taxes          18,184    22,778  (26,056)    14,906    14,067    21,072     (19,542)      15,597
Income from
  continuing operations 43,074    52,135  (47,745)    47,464    31,399    46,843     (35,808)      42,434
Preferred dividends      4,630         -         -     4,630     3,711         -            -       3,711
Income available to
  common stockholders  $38,444   $52,135 $(47,745)   $42,834   $27,688   $46,843    $(35,808)     $38,723
                       =======   ======= =========   =======   =======   =======    =========     =======
Income per common
  and common equivalent share
Assuming no dilution     $1.00     $2.17               $0.80     $0.77     $1.95                    $0.75
                          ====      ====                ====      ====      ====                     ====
Assuming full dilution   $1.00     $2.17               $0.79     $0.76     $1.95                    $0.73
                          ====      ====                ====      ====      ====                     ====
Weighted average
  common shares
  outstanding           38,485    24,063              53,784    36,174    24,017                   51,473
                        ======    ======              ======    ======    ======                   ======


The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

        Notes To Pro Forma Unaudited Condensed Combined Financial Data (Merger Consideration Consisting of a Combination of Cash and Common Stock)
                               Company and Magma
                             (Tables in thousands)

        The Merger will be accounted for as a purchase. The resulting adjustments are based on the historical consolidated financial statements of the Company and Magma. The final adjustments will be based on the fair value of Common Stock and the fair value of the assets and liabilities of Magma at or near the closing. For purposes of the pro forma combined financial statements, it is assumed that one hundred percent of the Magma Shares will be acquired and that the fair value of the Common Stock will be $16.50 (the mid-point of the "Average Closing Price" range limits stipulated in the Agreement and Plan of Merger).

        The pro forma unaudited condensed combined financial statements are based on the following assumptions:

1. The Merger occurred as of September 30, 1994 for balance sheet purposes and at the beginning of the periods presented for statement of earnings purposes.

2. 23,843,000 Shares outstanding as of September 30, 1994 will be purchased for $39.00 per Magma Share consisting of a package of, on a blended basis, approximately $28.50 per share in cash and approximately $10.50 in market value per share of Common Stock (see "Description of the Merger Agreement -- The Merger Consideration").

3. The Magma options outstanding will be retired for approximately $8,500,000 in cash.

4. The pro forma adjustments to reflect the effect of the transaction are as follows:

        A. The adjustments reflect the elimination of Magma's equity accounts and the issuance of Common Stock.
        B. The adjustments which have been made to the net assets of Magma and the Company to give effect to the Merger follow:

           Assumed value of the
              Common Stock and cash consideration
              plus estimated direct costs to be
              incurred in consummating the Merger . .            $942,377
           Cost of retiring outstanding
              Magma options . . . . . . . . . . . . .               8,500
           Cost of 200,000 Magma shares presently
              owned by the Company. . . . . . . . . .               5,552
           Net assets of Magma. . . . . . . . . . . . $395,286
           Adjustment to eliminate goodwill
              of Magma. . . . . . . . . . . . . . . .  (8,999)  (386,287)
           Excess of purchase price over carrying
              value of net assets acquired. . . . . .             570,142
           Allocated to:
              Property and plant. . . . . . . . . . .           (340,000)
              Power purchase contracts. . . . . . . .            (60,000)
              Deferred income taxes on allocated costs            158,000
           Goodwill . . . . . . . . . . . . . . . . .            $328,142
                                                                 ========

        C. The additional cash which the Company will be required to pay in order to effect the Merger has been provided for in the pro forma adjustments as follows:

          Reduce cash on hand . . . . . . . . . . . .            $210,944
          Increase long-term debt . . . . . . . . . .             500,000

                                                                 $710,944
                                                                 ========
          Represents:
                Payments to Magma common stockholders. . . .     $677,444
                Payments to Magma stock option holders . . .        8,500
                Other direct acquisition costs . . . . . . .       12,500
                Finance costs. . . . . . . . . . . . . . . .       12,500

                                                                 $710,944
                                                                 ========

        D. The pro forma adjustments to the pro forma combined statements of earnings include the following:

                i. Record amortization of the excess of purchase price over net assets acquired over a 40-year period, eliminate the amortization of goodwill from the historical operating results of Magma and provide depreciation expense on costs allocated to property and plant. the Company's policy is to provide depreciation and amortization expense beginning upon the commencement of energy production over the estimated remaining useful life of plant and equipment or the contract period for costs applicable to power sales and development contracts. Costs of $150 million have been allocated to power sales and development contracts and plant for which energy production is not expected to commence until 1996 or later. Accordingly, revenues, period operating costs and amortization of future costs to be incurred in the completion of such facilities together with amortization of this allocation of acquisition costs are not included in the pro forma combined statements of earnings.

                ii. Increase interest expense relating to amortization of deferred financing costs over ten years and cash used to finance the merger, utilizing an 8.75 percent annual interest rate assumption applied to additional borrowings and a 5 percent annual interest rate assumption applicable to the reduction of cash on hand.

                iii. Change income tax expense as a result of pro forma adjustments which affect taxable income.

                        The pro forma income per common share has been determined on the basis of weighted average outstanding shares which have been adjusted to include the number of shares of Common Stock to be exchanged for the outstanding Shares.

5. The pro forma combined income from continuing operations available to common stockholders per share for the year ended December 31, 1993, and nine months ended September 30, 1994, would be $0.82 and $0.78, respectively, based upon the assumption that (1) 100% of the Magma Shares are acquired by the Company and (2) the market value of Common Stock issued to the present stockholders of Magma is $18.73 per share. The pro forma combined book value per share at September 30, 1994, would be $9.45 under the same assumptions.

6. The pro forma combined income from continuing operations available to common stockholders per share for the year ended December 31, 1993, and nine months ended September 30, 1994, would be $0.76 and $0.72, respectively, based upon the assumption that (1) 100% of the Magma Shares are acquired by the Company and (2) the market value of Common Stock issued to the present stockholders of Magma is $14.27 per share. The pro forma combined book value per share at September 30, 1994, would be $8.66 under the same assumptions.

             Pro Forma Unaudited Condensed Combined Balance Sheet
                 (Merger Consideration Consisting of All Cash)
                               Company and Magma
                           As of September 30, 1994
                                (In thousands)

                                                                           Pro Forma     Pro Forma
                                               Company         Magma      Adjustments     Combined
Assets
Cash and short term investments                $316,349     $  5,111   $(190,699)(5C)     $130,761
Marketable securities                                 -       43,609                -       43,609
Joint venture cash and short term investments    27,088       25,478                -       52,566
Restricted cash and short term investments      127,380            -                -      127,380
Accounts receivable--trade and other             33,901       54,204                -       88,105
Prepaid expenses and other assets               -10,423            -           10,423
Due from joint ventures                           1,639            -                -        1,639
Property and plant, net                         522,268      395,560      340,000(5B)    1,257,828
Equipment, net                                    4,699            -                -        4,699
Notes receivable--joint venture                  12,255            -                -       12,255
Other investments                                11,517       41,245                -       52,762
Power purchase contracts                              -       21,313       60,000(5B)       81,313
Deferred charges and other assets                29,968       24,480     6,948(5B,5C)       61,396
Goodwill                                              -        8,999      313,132(5B)      322,131
Total Assets                                 $1,087,064     $630,422         $529,381   $2,246,867
                                             ==========     ========     ============   ==========

Liabilities and Stockholders' Equity

Liabilities
Accounts payable                               $  1,021     $  7,832             $  -     $  8,853
Other accrued liabilities                        23,357        3,605                -       26,962
Income taxes payable                                587            -                -          587
Construction loans                               21,079            -                -       21,079
Project loans                                   233,080      188,969                -      422,049
Senior discount notes                           421,375            -                -      421,375
Convertible subordinated debenture              100,000            -                -      100,000
Deferred income taxes                            24,774       22,376      158,000(5B)      205,150
Other long term liabilities                           -       12,354      500,000(5C)      512,354
Total liabilities                               825,273      235,136          658,000    1,718,409
Deferred income                                  19,781            -                -       19,781
Redeemable preferred stock                       62,350            -                -       62,350
Stockholders' Equity
Preferred stock
Common Stock                                      2,407        2,401      (1,507)(5A)        3,301
Additional paid in capital                      100,000      142,765       63,492(5A)      306,257
Unrealized gain from marketable securities            -        (677)          677(5A)            -
Retained earnings                               136,769      250,797    (250,797)(5A)      136,769
Treasury stock                                 (59,516)            -       59,516(5A)            -
Total stockholders' equity                      179,660      395,286        (128,619)      446,327
Total liabilities and stockholders' equity   $1,087,064     $630,422         $529,381   $2,246,867
                                             ==========     ========     ============   ==========

The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

         Pro Forma Unaudited Condensed Combined Statements of Earnings
                 (Merger Consideration Consisting of All Cash)
                               Company and Magma
        For the Year Ended December 31, 1993 and the Nine Months Ended
                              September 30, 1994
                     (In thousands, except per share data)

                           Year Ended December 31, 1993       Nine Months Ended September 30, 1994
                                         Pro Forma     Pro                          Pro Forma
                                        Adjustment    Forma                        Adjustment   Pro Forma
                       Company     Magma    (5D)    Combined   Company     Magma      (5D)       Combined
Revenues
Sales of electricity
  and steam           $132,059  $137,882    $    -  $269,941  $117,208  $124,086       $    -    $241,294
Royalties                    -    19,629         -    19,629         -    15,062            -      15,062
Interest and other
  income                17,194     4,195   (9,535)    11,854    21,980     3,866      (7,151)      18,695
Management
  services                   -     5,432         -     5,432         -     3,090            -       3,090
Total Revenue          149,253   167,138   (9,535)   306,856   139,188   146,104      (7,151)     278,141
Costs and Expenses
Plant operations        25,362    49,493         -    74,855    23,887    41,208            -      65,095
General and
  administrative        13,158    10,943         -    24,101     9,536     9,602            -      19,138
Royalties                8,274         -         -     8,274     7,898         -            -       7,898
Depreciation and
  amortization          17,812    21,692    18,103    57,607    15,439    17,737       13,577      46,753
Other non-plant
  costs                      -       471         -       471         -       380            -         380
Interest expense        30,205     9,626    45,000    84,831    44,480     9,262       33,750      87,492
Less interest
  capitalized          (6,816)         -         -   (6,816)   (7,518)         -            -     (7,518)
Total costs and
  expenses              87,995    92,225    63,103   243,323    93,722    78,189       47,327     219,238
Income before
  income taxes          61,258    74,913  (72,638)    63,533    45,466    67,915     (54,478)      58,903
Provision for
  income taxes          18,184    22,778  (25,656)    15,306    14,067    21,072     (19,242)      15,897
Income from
  continuing operations 43,074    52,135  (46,982)    48,227    31,399    46,843     (35,236)      43,006
Preferred dividends      4,630         -         -     4,630     3,711         -            -       3,711
Income available to
  common stockholders  $38,444   $52,135 $(46,982)   $43,597   $27,688   $46,843    $(35,236)     $39,295
                       =======   ======= =========   =======   =======   =======    =========     =======
Income per common
  and common equivalent share:
Assuming no dilution     $1.00     $2.17               $0.79     $0.77     $1.95                    $0.74
                          ====      ====                ====      ====      ====                     ====
Assuming full dilution   $1.00     $2.17               $0.78     $0.76     $1.95                    $0.73
                          ====      ====                ====      ====      ====                     ====
Weighted average
  common shares
  outstanding           38,485    24,063              55,152    36,174    24,017                   52,841
                        ======    ======              ======    ======    ======                   ======


The accompanying notes to the pro forma unaudited condensed combined financial statements are an integral part of these statements.

        Notes To Pro Forma Unaudited Condensed Combined Financial Data
                 (Merger Consideration Consisting of All Cash)
                               Company and Magma
                             (Tables in thousands)

        The Merger will be accounted for as a purchase. The resulting adjustments are based on the historical consolidated financial statements of the Company and Magma. The final adjustments will be based upon the net proceeds to the Company from the Public Offering and the fair market value of the assets of Magma at or near the Effective Time.

        The pro forma unaudited condensed combined financial statements are based on the following assumptions:

1. The Merger occurred as of September 30, 1994 for balance sheet purposes and at the beginning of the periods presented for statement of earnings purposes.

2. 16,666,667 shares of Common Stock will be sold at a price sufficient to provide net proceeds of $16.00 per share to the Company, all of which will be used to fund a portion of the cost of the Merger. The Company treasury stock will be canceled.

3. 23,843,000 Magma Shares outstanding as of September 30, 1994 will be purchased for cash in an amount of $483,600,000 as to 12,400,000 Magma Shares and cash in an amount of $440,266,000 as to 11,443,000 Magma Shares.

4. The Magma options outstanding will be retired for approximately $8,500,000 in cash.

5. The pro forma adjustments to reflect the effect of the transaction are as follows:

        A. The adjustments reflect the elimination of Magma's equity accounts, the sale of Common Stock, and the cancellation of Company treasury stock.

        B. The adjustments which have been made to the net assets of Magma and the Company to give effect to the Merger follow:

           Cash consideration
              plus estimated direct costs to be
              incurred in consummating the Proposed
              Merger. . . . . . . . . . . . . . . . .             $936,366
           Cost of retiring outstanding
              Magma options . . . . . . . . . . . . .                8,500
           Cost of 200,000 Magma shares presently
              owned by the Company. . . . . . . . . .                5,552
           Net assets of Magma. . . . . . . . . . . . $395,286
           Adjustment to eliminate goodwill
              of Magma. . . . . . . . . . . . . . . .  (8,999)   (386,287)
           Excess of purchase price over carrying
              value of net assets acquired. . . . . .              564,131
           Allocated to:
              Property and plant. . . . . . . . . . .            (340,000)
              Power purchase contracts. . . . . . . .             (60,000)
              Deferred income taxes on allocated costs             158,000
           Goodwill . . . . . . . . . . . . . . . . .             $322,131
                                                                  ========

        C. The cash which the Company will be required to pay in order to effect the Merger has been provided for in the pro forma adjustments as follows:

          Reduce cash on hand . . . . . . . . . . . .             $190,699
          Proceeds from sale of Common Stock. . . . .              266,667
          Increase long-term debt . . . . . . . . . .              500,000

                                                                  $957,366
                                                                  ========
          Represents:
                Payments to Magma common stockholders. . . .      $923,866
                Payments to Magma stock option holders . . .         8,500
                Other direct acquisition costs . . . . . . .        12,500
                Finance costs. . . . . . . . . . . . . . . .        12,500

                                                                  $957,366
                                                                  ========

        D. The pro forma adjustments to the pro forma combined statements of earnings include the following:

                i. Record amortization of the excess of purchase price over net assets acquired over a 40-year period, eliminate the amortization of goodwill from the historical operating results of Magma and provide depreciation expense on costs allocated to property and plant. The Company's policy is to provide depreciation and amortization expense beginning upon the commencement of energy production over the estimated remaining useful life of plant and equipment or the contract period for costs applicable to power sales and development contracts. Costs of $150 million have been allocated to power sales and development contracts and plant for which energy production is not expected to commence until 1996 or later. Accordingly, revenues, period operating costs and amortization of future costs to be incurred in the completion of such facilities together with amortization of this allocation of acquisition costs are not included in the pro forma combined statements of earnings.

                ii. Increase interest expense relating to amortization of deferred financing costs over ten years and cash used to finance the merger, utilizing an 8.75 percent annual interest rate assumption applied to additional borrowings and a 5 percent annual interest rate assumption applicable to the reduction of cash on hand.

                iii. Change income tax expense as a result of pro forma adjustments which affect taxable income.

                        The pro forma income per common share has been determined on the basis of weighted average outstanding shares which have been adjusted to include the number of shares of Common Stock to be sold.

                          MARKET PRICES AND DIVIDENDS

        The Company. The Common Stock is listed on the NYSE under the symbol "CE". The Common Stock is also listed on the Pacific Stock Exchange (the "PSE") and the London Stock Exchange (the "LSE"). The following table sets forth the quarterly high and low last reported sales price per share for the Common Stock, as reported on the NYSE Composite Tape, based on published financial sources, for the fiscal quarters indicated.

                               High            Low
1995:
First (through January 17)   $              $

1994:
Fourth                        17.13          15.25
Third                         17.75          16.00
Second                        18.13          16.00
First                         19.25          17.13

1993:
Fourth                        20.13          18.13
Third                         18.38          16.00
Second                        20.13          17.25
First                         21.50          16.50


        On January 17, 1995, the last full trading day prior to the date of this Proxy Statement, the last reported sale price per share of Common Stock on the NYSE was $______. On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price per share of Common Stock on the NYSE was $16.50. On September 19, 1994, the day of the Company's issuance of its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which stockholders would receive cash and shares of Common Stock having a combined cash and market value of $35 per Magma Share, the last reported sale price per share of Common Stock on the NYSE was $16.875.

        As of March 21, 1994, there were approximately 1,408 holders of record of Common Stock. The Company's present policy is to retain earnings to provide sufficient funds for the operation and expansion of its business. Accordingly, the Company has not paid, and does not have any present plan to pay, cash dividends on the Common Stock.

        The agreements relating to senior notes issued by the Company prohibit the payment of dividends unless the Company has a net worth of at least $50 million, after giving effect to the payment of such dividends, and dividends do not exceed 50% of the Company's net income accumulated after December 31, 1987. The Certificate of Designation with respect to the Series C Preferred Stock prohibits cash dividend payments with respect to the Common Stock unless all accumulated dividends on the Series C Preferred Stock have been paid.

        The Company's ability to pay dividends is dependent upon receipt of dividends or other distributions from the Company's subsidiaries and the partnerships and joint ventures in which the Company has interests. The availability of distributions from one of the Company's joint ventures is subject to the satisfaction of various covenants and conditions contained in the venture's financing documents and the Company anticipates that future project level financings will contain certain conditions and similar restrictions on the distribution of cash flow to the Company.

        Magma. The Magma Shares are quoted on the NNM under the symbol "MGMA". The following table sets forth the quarterly high and low last reported sales prices of Magma Shares, as reported by the NNM, based on published financial sources, for the fiscal quarters indicated.

                                   Price Range
Quarter                        High            Low
1995:
First (through January 17)   $              $

1994:
Fourth                        37.50          34.25
Third                         35.00          26.50
Second                        33.25          28.00
First                         35.25          30.75

1993:
Fourth                        40.50          30.00
Third                         39.00          29.75
Second                        41.50          30.75
First                         40.00          30.75


        On December 2, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sale price per Magma Share on the NNM was $35.50. On September 19, 1994, the day of the Company's issuance of its press release announcing the transmission of a letter to Magma containing a proposal to acquire Magma in a transaction in which stockholders of Magma would receive cash and shares of Common Stock having a combined cash and market value of $35.00 per Magma Share, the reported closing sale price per Magma Share on the NNM was $27.50.

        As of October 10, 1994, there were approximately 2,238 holders of record of the Magma Shares.

        Holders of Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Board of Directors of the Purchaser. The Board of Directors of the Purchaser presently intends to continue the policy of not paying quarterly cash dividends. Future dividends of the Purchaser will depend upon the earnings of the Purchaser and its subsidiaries, their financial condition and other factors including applicable government regulations and policies.

             SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS AND MANAGEMENT

        The following table sets forth certain information with respect to all stockholders known by the Company to beneficially own more than 5% of either the Common Stock or the Series C Preferred Stock and certain information with respect to the beneficial ownership of each director and the five most highly compensated executive officers of the Company (and all directors and executive officers of the Company, as a group) of Common Stock. All information is as of September 30, 1994, unless otherwise indicated.

                                        Number of
                                          Shares
Name (and address if required)        Beneficially          Percentage
     of Beneficial Owner                Owned (1)            Class (1)
Series C Preferred Stock:
Kiewit Energy Company
  1000 Kiewit Plaza
  Omaha, Nebraska 68131                      1,247                100%

Common Stock:
Kiewit Energy Company(2)                18,154,272              43.84%
Merrill Lynch & Co. Inc.(3)              2,249,210               6.98%
The Equitable Companies, Inc.(4)         2,027,182               6.29%
Forstmann-Leff Associates, Inc.(5)       1,829,235               5.68%
Neuberger & Berman                       1,668,475               5.18%
Edgar D. Aronson                            47,000                .15%
Judith E. Ayres                             60,000                .19%
Harvey F. Brush                                -0-                 -0-
James Q. Crowe                              10,000                .03%
Richard K. Davidson                         40,000                .12%
Ben Holt                                   124,365                .39%
Richard R. Jaros                           309,179                .95%
Everett B. Laybourne                        27,790                .09%
Daniel J. Murphy                            30,000                .09%
Herbert L. Oakes, Jr.(6)                    66,355                .21%
Walter Scott, Jr.                           10,000                .03%
Barton W. Shackelford                       12,860                .04%
David E. Wit(7)                             47,875                .15%
David L. Sokol                             459,509               1.41%
Thomas R. Mason                             92,440                .29%
Steven A. McArthur                         111,703                .35%
Donald M. O'Shei, Sr.                       68,137                .21%
John G. Sylvia                             101,055                .31%
All directors and executive
  officers as a group (18 persons)       1,618,268               4.81%

(1) Includes shares of Common Stock which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Exchange Act, including, among other things, shares of Common Stock which the listed beneficial owner has the right to acquire within 60 days.

(2) Includes the 7,436,112 shares of Common Stock Kiewit Energy held on October 29, 1992, the date of Amendment No. 6 to their Schedule 13D, options to purchase an additional 5,789,163 shares of Common Stock and 3,393,197 shares of Common Stock in to which the 1,247 shares of Series C Preferred Stock held by Kiewit Energy are convertible, and 1,535,800 shares purchased in the open market.

(3) According to a Schedule 13G filed by such parties in February 1994, includes shares of Common Stock registered in the names of Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Princeton Services, Inc. and Merrill Asset Management, L.P.

(4) According to a Schedule 13G filed by such parties in February 1994, includes shares of Common Stock registered in the names of The Equitable Companies Incorporated, Axa Assurances L.A.R.D. Mutuelle, Axa Assurances Vie Mutuelle, Alpha Assurances L.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and Axa.

(5) According to a Schedule 13G filed by such parties in February 1994, includes shares of Common Stock registered in the name of Forstmann-Leff Associates Inc., FLA Asset Management, Inc. and Stamford Advisors Corp.

(6) Includes 9,093 shares registered in the name of H.L. Oakes & Co., Inc., a company of which Mr. Oakes is a director and of which his wife is a principal stockholder, 4,746 shares owned by Mr. Oakes' wife and 4,996 shares registered to H.L. Oakes, trustee for Harrison Oakes, Mr. Oakes' minor son. Mr. Oakes disclaims beneficial ownership of all of those shares.

(7)     Includes 3,748 shares of Common Stock held jointly with his spouse.


                          OTHER MATTERS

        The Company's Board knows of no other matters which are likely to be brought before the Special Meeting. However, if any other matters are brought before the Special Meeting, the proxy-holders will vote proxies granted by Stockholders in accordance with their best judgment.


                      STOCKHOLDER PROPOSALS

        Any proposal which a stockholder intended to present at the 1995 Annual Meeting of Stockholders must have been received by the Company no later than November 25, 1994 in order to be considered for inclusion in the proxy statement relating to such meeting. Any such proposals should have been directed to the Secretary, California Energy Company, Inc., 10831 Old Mill Road, Omaha, Nebraska 68154.


                  ACCOUNTANT'S REPRESENTATIVES

        It is expected that representatives of Deloitte & Touche LLP, the Company's independent auditors, will be present at the Special Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.


                      AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is listed and traded on the NYSE, the PSE and the LSE. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005, at the offices of the PSE at 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90012 and at the offices of the LSE at International Stock Exchange, Throgmorton Street, EC2N 1HP, London, England, on which the shares of Common Stock are listed. Material filed by Magma can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D. C. 20006.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company and Magma with the Commission pursuant to the Exchange Act are hereby incorporated by reference:

                1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

                2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994.

                3. The Company's Current Reports on Form 8-K dated March 7, 1994, March 28, 1994, April 18, 1994, May 6, 1994, June 9, 1994, August 16,
1994, September 22, 1994, September 30, 1994, October 6, 1994, October 26, 1994, November 22, 1994, and December 9, 1994.

                4. The Company's Registration Statement on Form S-4 dated December 23, 1994, as amended.

                5. The Company's Offer to Purchase on Schedule 14D-1 dated December 9, 1994, as amended or supplemented.

                6. Magma's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

                7. Magma's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994.

                8. Magma's Current Reports on Form 8-K dated October 7, 1994 and December 9, 1994.

        All documents filed by the Company and Magma pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

        The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Proxy Statement including information contained in documents filed subsequent to the date on which definitive copies of the Proxy Statement are sent or given to stockholders of the Company, up to the date of responding to the request (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Proxy Statement incorporates). Written or oral requests for such copies should be directed to the Chief Financial Officer, California Energy Company, Inc., 10831 Old Mill Road, Omaha, Nebraska 68154, telephone number (402) 330-8900.

                By order of the Board of Directors



                DAVID L. SOKOL
                Chairman of the Board, President and Chief Executive Officer

January 18, 1995
Omaha, Nebraska
                            ADDITIONAL INFORMATION

        If you have any questions, or require any additional information concerning this proxy material or the Offer, please contact MacKenzie Partners as set forth below. If your shares are held in the name of a brokerage firm or bank nominee or other institution, only they can vote your shares.
Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted.

                   [INSERT CAMERA READY PROOF
                  FOR MACKENZIE PARTNERS, INC.]
                        156 Fifth Avenue
                    New York, New York  10010
                  (212) 929-5500 (call collect)
                               or
                         1-800-322-2885

Form of Proxy [Front]
                              PROXY SOLICITATION

                        CALIFORNIA ENERGY COMPANY, INC.

        The undersigned hereby appoints David L. Sokol, Steven A. McArthur and John G. Sylvia and each of them proxies for the undersigned with full power of substitution, to vote all shares of common stock of California Energy Company, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on February 10, 1995, and any adjournments or postponements thereof, hereby revoking all prior proxies on the matters set forth below as follows:

I. PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY AUTHORIZED TO BE ISSUED BY THE COMPANY FROM 60,000,000 TO 80,000,000:

                [ ] FOR   [ ] AGAINST       [ ] ABSTAIN

                CALIFORNIA ENERGY COMPANY, INC. recommends a vote FOR the above proposal
- -------------------------------------------------------------------------------

II. PROPOSAL TO APPROVE THE ISSUANCE OF UP TO 17,700,000 SHARES OF COMMON STOCK AS PART OF THE MERGER CONSIDERATION IN THE PENDING ACQUISITION OF MAGMA POWER COMPANY, A NEVADA CORPORATION, BY THE COMPANY.

                [ ] FOR   [ ] AGAINST       [ ] ABSTAIN

                CALIFORNIA ENERGY COMPANY, INC. recommends a vote FOR the above proposal
- -------------------------------------------------------------------------------

III. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.



Form of Proxy [Back]

        THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR PROXIES.

        IF THIS PROXY CARD IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THE FRONT OF THIS CARD.


                                        Dated: _______________________, 199__

                                        Signature: __________________________

                                        Signature
                                        (if held jointly): __________________

                                        Title: ______________________________
                                        Please sign exactly as your name
                                        appears hereon.  When shares are held
                                        by joint tenants, both should sign.
                                        When signing as an attorney, executor,
                                        administrator, trustee or guardian,
                                        give full title as such.  If a
                                        corporation, sign in full corporate
                                        name by president or other authorized
                                        officer.  If a partnership, sign in
                                        partnership name by authorized person.


PLEASE MARK, DATE, SIGN, AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE
ENCLOSED.